Exhibit 2.1

__________

SHARE PURCHASE AGREEMENT

Among each of:

PACIFIC ROAD CAPITAL A PTY LTD.,
as trustee for PACIFIC ROAD RESOURCES FUND A

And:

PACIFIC ROAD CAPITAL B PTY LTD.,
as trustee for PACIFIC ROAD RESOURCES FUND B

And:

PACIFIC ROAD HOLDINGS S.À.R.L.

And:

URANIUM ENERGY CORP.

Uranium Energy Corp.

500 North Shoreline, Ste. 800N, Corpus Christi, Texas, U.S.A., 78471

__________

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT is made and dated for reference effective as at May 9, 2017 (the “Effective Date”) as fully executed on this 9 day of May, 2017.

AMONG EACH OF:

Pacific Road Capital A PTY Ltd., as trustee for PACIFIC ROAD RESOURCES FUND A, a trust governed by the laws of Australia and having an address for notice and delivery located at Level 2, 88 George Street, Sydney, NSW 2000, Australia

(“Fund A”);

OF THE FIRST PART

AND:

PACIFIC ROAD CAPITAL B PTY LTD., as trustee for PACIFIC ROAD RESOURCES FUND B, a trust governed by the laws of Australia and having an address for notice and delivery located at Level 2, 88 George Street, Sydney, NSW 2000, Australia

(“Fund B”);

OF THE SECOND PART

AND:

PACIFIC ROAD HOLDINGS S.À.R.L., a company governed by the laws of Luxembourg and having an address for notice and delivery located at L-2346 Luxembourg, rue de la Poste 20, Grand Duchy of Luxembourg

(“Luxco”);

OF THE THIRD PART

(and each of Fund A, Fund B and Luxco being hereinafter singularly also referred to as a “Pacific Road Fund” and collectively referred to as the “Pacific Road Funds” as the context so requires, and reference to the Pacific Road Funds shall include, to the extent the context requires, any Pacific Road Entity that becomes a holder of Purchased Shares prior to the Closing);

AND:

URANIUM ENERGY CORP., a company incorporated under the laws of the State of Nevada, U.S.A., and having an address for notice and delivery located at 500 North Shoreline, Ste. 800N, Corpus Christi, Texas, U.S.A., 78471

(“UEC”);

OF THE FOURTH PART

(and each of the Pacific Road Funds and UEC being hereinafter singularly also referred to as a “Party” and collectively referred to as the “Parties”, together with their respective successors and permitted assigns as the context so requires).

WHEREAS:

A.	The Pacific Road Funds are the legal, beneficial and registered owner of an aggregate of 69,637,897 of the issued and outstanding common shares (“RCHI Shares”) of Reno Creek Holdings Inc., a corporation governed by the laws of Canada (“RCHI”), representing approximately 97.27% of the RCHI Shares;

B.	Bayswater Holdings Inc., a corporation governed by the laws of the Province of British Columbia (“BHI”) and a wholly-owned subsidiary of Bayswater Uranium Corporation, a corporation governed by the laws of the Province of British Columbia (“BYU”), is the legal, beneficial and registered owner of the remaining 1,952,679 RCHI Shares, representing approximately 2.73% of the RCHI Shares;

C.	The particulars of the registered and beneficial ownership of the RCHI Shares held by BHI and the Pacific Road Funds are set forth in Schedule B;

D.	RCHI is the 100% legal, beneficial and registered owner of Reno Creek Resources Inc., a corporation governed by the laws of Canada (“RCRI”);

E.	RCRI is the 100% legal, beneficial and registered owner of AUC Holdings Inc., a corporation governed by the laws of the State of Nevada (“AUCHI”);

F.	AUCHI is the 100% legal, beneficial and registered owner of AUC LLC, a limited liability company governed by the laws of the State of Delaware (“AUC”);

G.	AUC is the 100% legal, beneficial and registered owner of the assets of the Reno Creek Project (as defined hereinbelow);

H.	UEC is a company incorporated under the laws of the State of Nevada, U.S.A., is in the business of seeking, acquiring and developing mineral resource property interests of merit, and has its common shares listed for trading on the NYSE MKT equities exchange;

I.	As a consequence of recent discussions and negotiations as between the Parties hereto, (i) the Pacific Road Funds have agreed to sell, and UEC has agreed to acquire, subject to the prior satisfaction of certain conditions precedent to the satisfaction of UEC, all of the issued and outstanding RCHI Shares held by the Pacific Road Funds, and (ii) pursuant to Section 5.8 of the Shareholders Agreement, dated April 7, 2010 by and among the Pacific Road Funds, BYU, BHI, 7514565 Canada, Inc. and AUC (the “Shareholders Agreement”), the Pacific Road Funds have agreed to notify BHI of its obligation to sell all of the issued and outstanding RCHI Shares held by BHI by exercising certain rights of the Pacific Road Funds under the Shareholders Agreement (the “BHI Drag”) after the Effective Date and prior to May 31, 2017, and to use commercially reasonable efforts to have BHI comply with the BHI Drag;

J.	Upon exercise of the BHI Drag, BHI shall sign, either directly or by the Pacific Road Funds under a power of attorney, the BHI Counterpart Signature Page to this Agreement, and BHI shall thereafter be a “Selling Stockholder” and a “Party” to this Agreement;

K.	Collectively, the RCHI Shares held by the Pacific Road Funds and BHI will constitute, at the Closing Date, 100% of the issued and outstanding common shares of RCHI, and are collectively referred to herein as the “Purchased Shares” and each a “Purchased Share”); and

L.	The Parties hereto have agreed to enter into this Agreement (as defined hereinbelow) which formalizes and replaces, in their entirety, all such recent discussions and negotiations and which clarifies each of the Parties’ respective duties and obligations in connection with the proposed purchase by UEC from the Selling Stockholders of all of the Purchased Shares.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the above recitals and the mutual promises, covenants and agreements herein contained, THE PARTIES HERETO COVENANT AND AGREE WITH EACH OTHER as follows:

Article 1

DEFINITIONS

1.1          Definitions. For the purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the following words and phrases shall have the following meanings:

(a)	“1934 Act” means the United States Securities Exchange Act of 1934, as amended, and all the Rules and Regulations promulgated under the 1934 Act.

(b)	“Acquisition Consideration” has the meaning ascribed to it in section 2.2 hereinbelow.

(c)	“Acquisition Proposal” means, in each case whether in a single transaction or a series of related transactions:

(i)	any take-over bid, tender offer or exchange offer that, if consummated, would result in a Person or group of Persons beneficially owning 20% or more of any class of voting or equity securities of AUC, RCHI, RCRI or AUCHI;

(ii)	any amalgamation, plan of arrangement, share exchange, business combination, merger, consolidation, recapitalization, reorganization, or other similar transaction involving AUC, RCHI, RCRI or AUCHI or any liquidation, dissolution or winding-up of AUC, RCHI, RCRI or AUCHI;

(iii)	any direct or indirect sale of AUC, RCHI, RCRI or AUCHI or all or substantially all of the assets (or any lease, long term supply arrangement, licence or other arrangement having the same economic effect as a sale) of AUC, RCHI, RCRI or AUCHI;

(iv)	any direct or indirect sale, issuance or acquisition of common shares or any other voting or equity interests (or securities representing, convertible into or exercisable for, such common shares or interests) in AUC, RCHI, RCRI or AUCHI representing 20% or more of the issued and outstanding equity or voting interests (or rights or interests therein or thereto) of AUC, RCHI, RCRI or AUCHI or their subsidiaries; and

(v)	any proposal or offer to do, or public announcement of an intention to do, any of the foregoing from any Person other than UEC;

in each case excluding the Transaction and any transaction between only the Companies and any shareholders of the Companies, including the Pacific Road Funds (and any Pacific Road Entity pursuant to the PR Pre-Closing Reorganization).

(d)	“Action” means any claim, action, cause of action, suit, writ, demand, notice, complaint, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, administrative order, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

(e)	“Affiliate” and “Affiliated” means, with respect to any Person, any Person Controlled by, Controlling, or under common Control with, such Person.

(f)	“Agreement” means this Share Purchase Agreement as entered into among the Selling Stockholders, BHI and UEC herein, together with any Schedules attached hereto and any amendments made to either of the agreement or Schedules.

(g)	“Approved Distribution” has the meaning ascribed to it in section 5.4 hereinbelow.

(h)	“Arbitration Act” means the British Columbia International Commercial Arbitration Act, as amended from time to time, and the rules and regulations promulgated therein, as set forth in Article 13 hereinbelow.

(i)	“AUC Assets” means the Mineral Property Interests, Real Property, Water Rights, Tangible Personal Property, Intellectual Property, Material Contracts, Benefit Plans, Reno Creek Project Documentation, Business Documentation, Permits, Environmental Permits and all other assets, contracts, equipment, goodwill, inventory and other real or tangible assets of AUC, and including, without limitation, all of the matters listed and described in Schedules D through H.

(j)	“AUC” has the meaning ascribed to it in recital F hereinabove.

(k)	“AUCHI” has the meaning ascribed to it in recital E hereinabove.

(l)	“Acquisition Shares” has the meaning ascribed to it in section 2.2(a) hereinbelow.

(m)	“Acquisition Warrants” has the meaning ascribed to it in 2.2(a)(ii) hereinbelow.

(n)	“B.C. Securities Act” means the British Columbia Securities Act, as amended, and all the Rules and Regulations promulgated under the B.C. Securities Act.

(o)	“Benefit Plans” has the meaning ascribed to it in section 3.2(aa) hereinbelow.

(p)	“BHI” means Bayswater Holdings Inc., a company governed by the laws of the Province of British Columbia, and having an address for notice and delivery located at Suite 545, 999 Canada Place, Vancouver, British Columbia, Canada, V6C 3E1.

(q)	“BHI Counterpart Signature Page” means the counterpart signature page to this Agreement pursuant to which BHI will become a party to this Agreement, in the form attached hereto as Schedule D.

(r)	“BHI Drag” has the meaning ascribed to it in recital I hereinabove.

(s)	“Board of Directors” means, as applicable, the respective Board of Directors of the relevant Party hereto as duly constituted from time to time.

(t)	“business day” means any day during which chartered banks are open for business in the City of Corpus Christi, Texas, U.S.A., and Toronto, Ontario, Canada.

(u)	“Business Documentation” means any and all records and other factual data and information relating to the Companies’ business interests and assets and including, without limitation, all plans, agreements and records which are in the possession or control of the Companies or any of the Selling Stockholders in that respect.

(v)	“Closing” has the meaning ascribed to it in section 7.1 hereinbelow.

(w)	“Closing Date” has the meaning ascribed to it in section 7.1 hereinbelow.

(x)	“COBRA” has the meaning ascribed to it in section 3.2(ee) hereinbelow.

(y)	“Code” means the United States Internal Revenue Code of 1986, as amended.

(z)	“Commission” means the United States Securities and Exchange Commission.

(aa)	“Common Stock” means the common stock of UEC, par value $0.001 per common share, and any other class of securities into which such securities may hereafter be reclassified or changed.

(bb)	“Common Stock Equivalents” means any securities of UEC which would entitle the holder thereof to acquire at any time Common Stock including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

(cc)	“Companies” means, collectively, each of RCHI, RCRI, AUCHI and AUC, or any successor company of any or all of the companies, however formed, whether as a result of merger, amalgamation or other action, and “Company” means any one of them as the context so requires.

(dd)	“Confidential Information” has the meaning ascribed to it in section 8.2 hereinbelow.

(ee)	“Confidentiality Agreement” means the agreement entered by UEC and the Pacific Road Funds dated August 18, 2016, as amended.

(ff)	“Control” means:

(i)	in relation to a corporation, the beneficial ownership at the relevant time of shares of such corporation carrying more than 50% of the voting rights ordinarily exercisable at meetings of shareholders of the corporation where such voting rights are sufficient to elect a majority of the directors of the corporation;

(ii)	in relation to a Person that is a partnership, limited liability company or joint venture, the beneficial ownership at the relevant time of more than 50% of the ownership interests of the partnership, limited liability company or joint venture in circumstances where it can reasonably be expected that the Person can direct the affairs of the partnership, limited liability company or joint venture; and

(iii)	in relation to a trust, the beneficial ownership at the relevant time of more than 50% of the property settled under the trust;

and the words “Controlled by”, “Controlling” and similar words have corresponding meanings; the Person who Controls a Controlled Entity shall be deemed to Control a corporation, partnership, limited liability company, joint venture or trust which is Controlled by the Controlled Entity, and so on.

(gg)	“Data Room” means the electronic documentation site established on behalf of the Selling Stockholders as it existed on at 5:00 p.m. PST two full business days prior to the Effective Date.

(hh)	“De Minimis Amount” has the meaning ascribed to it in section 12.4(a) hereinbelow.

(ii)	“Deductible Amount” has the meaning ascribed to it in section 12.4(a) hereinbelow.

(jj)	“Deemed Issuance Price per Acquisition Share” has the meaning ascribed to it in section 2.2(a) hereinbelow.

(kk)	“Direct Claim” has the meaning ascribed to it in section 12.9(c) hereinbelow.

(ll)	“Effective Date” has the meaning ascribed to it in the introductory paragraphs of this Agreement.

(mm)	“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, interest or estate against or in assets or property, royalty, easement, encroachment, option or other right to acquire, or to acquire any interest in, any assets or property, any voting agreements, voting trusts, demands, limitations and restrictions of any nature whatsoever, or any other encumbrance of whatsoever nature and kind, or any agreement to create, or right capable of becoming, any of the foregoing.

(nn)	“Environmental Claim” means any Action relating to remediation, investigation, monitoring, emergency response, decontamination, restoration or other action under any Environmental Law by any Person alleging or asserting liability, either direct or indirect, and either in whole or by way of contribution or indemnity, of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, any damages including natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (i) the presence, Release of, or exposure to, any Hazardous Materials; or (ii) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

(oo)	“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (i) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (ii) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.

(pp)	“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

(qq)	“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

(rr)	“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

(ss)	“ERISA Affiliate” means any other Person or entity under common control with any Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

(tt)	“Evaluation Date” has the meaning ascribed to it in section 4.1(s) hereinbelow.

(uu)	“Exempt Issuance” means the issuance of: (i) common shares of UEC’s Common Stock or options to employees, officers or directors of UEC pursuant to any stock or option plan duly adopted for such purpose by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose; (ii) securities upon the exercise or exchange of or conversion of any securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into common shares of UEC’s Common Stock issued and outstanding on the date of this Agreement, provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities below the Deemed Issuance Price per Acquisition Share; and (iii) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Board of Directors of UEC, provided that any such issuance shall only be to a Person (or to the equity holders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of UEC and shall provide to UEC additional benefits in addition to the investment of funds, but shall not include a transaction in which UEC is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

(vv)	“Financial Statements” has the meaning ascribed to it in section 3.2(s) hereinbelow.

(ww)	“Fund A” has the meaning ascribed to it in the introductory paragraphs of this Agreement.

(xx)	“Fund B” has the meaning ascribed to it in the introductory paragraphs of this Agreement.

(yy)	“Fundamental Cap” has the meaning ascribed to it in section 12.4(c)(ii) hereinbelow

(zz)	“Fundamental Representations” means the representations and warranties in sections 3.1(a) through 3.1(j), inclusive, sections 3.2(a) through 3.2(d), inclusive and sections 3.2(jj) through 3.2(ll), inclusive hereinbelow.

(aaa)	“Governmental Authority” means any federal, state, local, tribal or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

(bbb)	“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination award or other directive entered by or entered into with any Governmental Authority.

(ccc)	“Hazardous Materials” means: (i) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or otherwise hazardous or is regulated under Environmental Law; (ii) any substance that is defined as “hazardous waste,” “hazardous substance,” “extremely hazardous substance,” “pollutant” or “contaminant” or by words of similar import or regulatory effect under any Environmental Laws; and (iii) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

(ddd)	“Income Tax” means any federal, state, local or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.

(eee)	“Income Tax Return” means any return, declaration, report, claim for refunds or information return or statement relating to Income Taxes, including schedule or attachment thereto, and including any amendment thereof.

(fff)	“Indemnified Party” has the meaning ascribed to it in section 12.9(a) hereinbelow.

(ggg)	“Indemnifying Party” has the meaning ascribed to it in section 12.9(a) hereinbelow.

(hhh)	“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board and interpretations issued by the International Financial Reporting Committee from time to time, and any successor standards or bodies thereto.

(iii)	“Intellectual Property” means, with respect to the Companies, all right and interest to all patents, patents pending, inventions, know-how, any operating or identifying name or registered or unregistered trademarks and tradenames, all computer programs, licensed end-user software, source codes, products and applications (and related documentation and materials) and other works of authorship (including notes, reports, other documents and materials, magnetic, electronic, sound or video recordings and any other work in which copyright or similar right may subsist) and all copyrights (registered or unregistered) therein, industrial designs (registered or unregistered), franchises, licenses, authorities, restrictive covenants or other industrial or intellectual property used in or pertaining to the Companies.

(jjj)	“Investment Agreements” means the investment agreement, dated April 7, 2010, between Fund A, Fund B, Pacific Road Holdings NV, Bayswater Uranium Corporation and BHI, and the Shareholders Agreement, in each case as amended by the first amending agreement, dated January 5, 2011, the second amending agreement, dated January 31, 2012, the third amending agreement, dated March 1, 2013, the fourth amending agreement, dated January 15, 2015, the fifth amending agreement, dated January 15, 2016, and the funding and direction agreement, dated February 9, 2017.

(kkk)	“IRS” means the United States Internal Revenue Service.

(lll)	“Key Regulatory Approvals” means the approvals specified on Schedule N, including the NRC Approval.

(mmm)	“Knowledge of Selling Stockholders” or “Selling Stockholders’ Knowledge” or any other similar knowledge qualification, means the actual knowledge of the Selling Stockholders, after due inquiry of the officers of AUC, including the general manager of the Reno Creek Project.

(nnn)	“Law” means any statute, law, ordinance, regulation, rule, code, order, injunction, constitution, treaty, common law, judgment, ruling, decree, other requirement or rule of law of any Governmental Authority.

(ooo)	“Letter of Intent” means the letter of intent between UEC and the Pacific Road Funds dated March 19, 2017, as amended.

(ppp)	“Liabilities” means liabilities, obligations or commitments of any kind or nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

(qqq)	“Loss” or “Losses” means any losses, damages, Liabilities, claims, demands, prosecutions, fines, penalties or assessments, costs or expenses, including reasonable attorneys’ fees.

(rrr)	“Luxco” has the meaning ascribed to it in the introductory paragraphs of this Agreement.

(sss)	“Material Contracts” has the meaning ascribed to it in section 3.2(pp) hereinbelow.

(ttt)	“Material Properties” has the meaning ascribed to it in section 4.1(q) hereinbelow.

(uuu)	“Mineral Property Interests” means all mineral estates, mineral claims under state law, patented and unpatented federal lode, placer and millsite mining claims, mining leases, surface and subsurface leases, licenses, subleases, sublicenses, royalty interests, overriding royalty interests, production payment interests, net profit interests, net smelter return interests, joint venture agreements and other rights in mineral estates, ore bodies or production, and any other interests associated with the Real Property or rights to the Real Property of AUC whether: (i) described in Schedule A or in any document of record described in Schedule A; (ii) covering or relating to all or any part of the Real Property or rights to Real Property of AUC whether or not described in Schedule A; or (iii) covered by any agreement to which any such interest or any other estate, property right or other such interest is subject.

(vvv)	“Non-AUC Assets” means, for each Company as described in this definition, solely the equity securities of the entity owned by it, and no other assets of any kind or nature, and specifically: (i) as to AUCHI, the ownership of all equity securities of AUC; (ii) as to RCRI, the ownership of all equity securities of AUCHI; and (iii) as to RCHI, the ownership of all equity securities of RCRI.

(www)	“NPI Royalties” has the meaning ascribed to it in section 2.2(a)(iii) hereinbelow.

(xxx)	“NRC Approval” means the approval of the U.S. Nuclear Regulatory Agency, as described on Schedule N.

(yyy)	“NYSE MKT” means the NYSE MKT equities exchange, together with its respective successors and permitted assigns as the context so requires.

(zzz)	“Outside Date” has the meaning ascribed to it in section 11.1(b) hereinbelow.

(aaaa)	“Pacific Road Entity” means: (i) PRCM; (ii) any Affiliate of PRCM; (iii) any investment fund or entity (whether corporation, partnership, limited liability corporation or partnership, trust or other form of business entity which is an investment fund) to which PRCM or an Affiliate of PRCM provides management or advisory services or any of their Affiliates; and (iv) any trustee, partner or shareholder of any investment fund referred to in (iii), and includes Fund A, Fund B and Luxco.

(bbbb)	“Pacific Road Funds” has the meaning ascribed to it in the introductory paragraphs of this Agreement.

(cccc)	“Parties” or “Party” has the meaning ascribed to it in the introductory paragraphs of this Agreement.

(dddd)	“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

(eeee)	“Permitted Encumbrances” means: (i) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings; (ii) mechanics’, carriers’, workers’, repairers’ and similar liens arising or incurred in the ordinary course of business for which payment is not yet due; (iii) title of a lessor under a capital or operating lease disclosed in Schedule C; (iv) all covenants, conditions, restrictions, easements or rights-of-way on title and similar matters filed of record in the real property records to which they relate or that are located in the Wyoming State Office of the Bureau of Land Management or the Wyoming Department of Environmental Quality – Water Resources Division; (v) defects or irregularities in title to the Real Property which are of a minor nature and do not materially adversely affect the use or value of the Real Property affected thereby and provided the same have been complied with in all material respects to the Closing Date; (vi) rights of equipment lessors under equipment contracts provided the terms of such equipment contracts have been fully performed to the Closing Date; (vii) any privilege in favour of any lessor, licensor or permitter for rent to become due or for other obligations or acts, the performance of which is required under Contracts, or Real Property leases, so long as the payment of or the performance of such other obligation or act is not delinquent and provided that such liens or privileges do not materially adversely affect the use or value of the assets affected thereby; (viii) all Encumbrances affecting a landlord’s freehold interest in any leased Real Property; (ix) Encumbrances under the Investment Agreements; (x) Encumbrances relating to the cash collateralized letter of credit posted by AUC’s banking institution in favour of the State of Wyoming; (xi) Encumbrances contained within AUC’s existing Permits; (xii) Encumbrances described in the Title Opinion; and (xiii) all Encumbrances that do not materially interfere with the operation of AUC in the ordinary course of business or would reasonably be expected to have a material adverse effect on the Companies.

(ffff)	“Person” or “Persons” means an individual, corporation, partnership, party, trust, fund, association and any other organized group of Persons and the personal or other legal representative of a Person to whom the context can apply according to Law.

(gggg)	“PRCM” means Pacific Road Capital Management Pty Ltd.

(hhhh)	“PR Pre-Closing Reorganization” means the pre-closing reorganization of the holdings of the Pacific Road Funds in RCHI described on Schedule M.

(iiii)	“Public Disclosure” has the meaning ascribed to it in section 4.1(j) hereinbelow.

(jjjj)	“Purchased Shares” has the meaning ascribed to it in recital K hereinabove.

(kkkk)	“Real Property” means all real property owned, held, leased, used or controlled by AUC, including all fee interests, patented mining claims, patented millsite claims, unpatented mining claims, unpatented millsite claims, leasehold interests, option rights, grazing rights, access rights, easements, rights of way, Water Rights, and other real property interests, including the leases and agreements relating to such real property interests all as described in Schedule A.

(llll)	“RCHI” has the meaning ascribed to it in recital A hereinabove.

(mmmm)	“RCHI Shares” has the meaning ascribed to it in recital A hereinabove.

(nnnn)	“RCRI Shares” has the meaning ascribed to it in recital D hereinabove.

(oooo)	“Registration Rights Agreement” means the registration rights agreement between UEC and the Selling Stockholders, pursuant to which UEC will agree to grant registration rights and equivalent prospectus qualification rights to the Selling Stockholders with respect to the Acquisition Shares and Warrant Shares, substantially in the form set forth on Schedule L.

(pppp)	“Regulatory Approval” means the acceptance for filing, if required, of the transactions contemplated by this Agreement by the Regulatory Authorities.

(qqqq)	“Regulatory Authority” and “Regulatory Authorities” means, either singularly or collectively as the context so requires, NYSE MKT and such other regulatory agencies who have or who may have jurisdiction over the affairs of the Companies, the Selling Stockholders, AUC and UEC herein and including, without limitation, and where applicable, all applicable securities commissions and again including, without limitation, the Commission, and all other regulatory authorities from whom any such authorization, approval or other action is required to be obtained or to be made in connection with the transactions contemplated by this Agreement.

(rrrr)	“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

(ssss)	“Reno Creek Project Documentation” means any and all technical records and other factual engineering data and information relating to the Mineral Property Interests comprising the Reno Creek Project and including, without limitation, all plans, maps, agreements and records which are in the possession or control of the Companies or any Selling Stockholder.

(tttt)	“Reno Creek Project” means the Reno Creek ISR uranium project in the Powder River basin in the State of Wyoming, which is more particularly described in Schedule A, and shall include any interests in Real Property or Mineral Property Interests acquired by AUC prior to the Closing Date.

(uuuu)	“Securities Act” means the United States Securities Act of 1933, as amended, and all the Rules and Regulations promulgated under the Securities Act.

(vvvv)	“Selling Stockholders” means: (i) each of the Pacific Road Funds (or any Pacific Road Entity that acquires Purchased Shares from a Pacific Road Fund pursuant to the PR Pre-Closing Reorganization); and (ii) from and after the date upon which BHI has executed the BHI Counterpart Signature Page, BHI.

(wwww)	“Shareholders Agreement” has the meaning ascribed to it in recital I hereinabove.

(xxxx)	“Subsidiary” means any company or companies of which more than 50% of the outstanding shares carrying votes at all times (provided that the ownership of such shares confers the right at all times to elect at least a majority of the Board of Directors of such company or companies) are for the time being owned by or held for a company and/or any other companies in like relation to the company, and includes any company in like relation to the subsidiary.

(yyyy)	“Subsidiary Shares” has the meaning ascribed to it in section 3.2(c) hereinbelow.

(zzzz)	“Tangible Personal Property” has the meaning ascribed to it in section 3.2(j) hereinbelow.

(aaaaa)	“Tax” or “Taxes” means all federal, state, local, foreign and other income, alternative minimum, gross receipts, sales, use, value added, franchise, production, transfer, profits, license, service use, withholding, payroll, social security (or similar), disability, estimated, excise, severance, stamp, occupation, premium, ad valorem (real or personal property), environmental (including taxes under Section 59A of the Code), customs duties or other tax, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

(bbbbb)	“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(ccccc)	“Third Party Claim” has the meaning ascribed to it in section 12.9(a) hereinbelow.

(ddddd)	“Title Opinion” means the opinion delivered to UEC with respect to AUC’s title to the Reno Creek Project, in a form satisfactory to UEC.

(eeeee)	“Trade Accounts Payable” has the meaning ascribed to it in section 3.2(fff) hereinbelow.

(fffff)	“Transaction” means, collectively, the transactions contemplated herein as such may be amended from time to time.

(ggggg)	“Transaction Fees” has the meaning ascribed to it in section 2.4 hereinbelow.

(hhhhh)	“Transfer Agent” means UEC’s existing registrar and transfer agent for its common shares, or any successor Transfer Agent, however formed, whether as a result of merger, amalgamation or other action.

(iiiii)	“UEC” has the meaning ascribed to it in the introductory paragraphs of this Agreement.

(jjjjj)	“UEC Fundamental Representations” means the representations and warranties set forth in sections 4.1(a), 4.1(b), 4.1(d), 4.1(f), 4.1(k), 4.1(l) and 4.1(m) hereinbelow.

(kkkkk)	“UEC Shares” has the meaning ascribed to it in section 2.2(a)(ii) hereinbelow.

(lllll)	“US GAAP” has the meaning ascribed to it in section 4.1(r) hereinbelow.

(mmmmm)	“Variable Rate Transaction” has the meaning ascribed to it in section 5.2(c) hereinbelow.

(nnnnn)	“Warrant Exercise Period” has the meaning ascribed to it in section 2.2(a)(ii) hereinbelow.

(ooooo)	“Warrant Shares” has the meaning ascribed to it in section 2.2(a)(ii) hereinbelow.

(ppppp)	“Water Rights” means all water and water rights (whether permitted, certificated, vested, or decreed, and whether or not appurtenant to the Land), applications to appropriate water filed with the Wyoming Division of Water Resources, ditch and ditch rights, wells, well permits, and well rights, stock or membership interests in any irrigation, canal, ditch, or water company, and all applications or rights to change the point of diversion, place of use, and manner of use with respect thereto, which are owned, held, or leased by AUC, or are otherwise relating to, appurtenant to, or used in connection with, all or any part of the Reno Creek Project, or the use and enjoyment thereof.

1.2          Schedules. For the purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the following shall represent the Schedules, each of which is attached to this Agreement and forms a material part hereof:

Schedule	Description of Schedule

Schedule A:	Reno Creek Project
Schedule B	Purchased Shares
Schedule C:	Disclosure Schedule
Schedule D:	BHI Counterpart Signature Page
Schedule E:	Intentionally deleted
Schedule F:	AUC’s Contracts of Employment
Schedule G:	AUC’s Material Contracts
Schedule H:	AUC’s List of Bank Accounts etc.
Schedule I:	Intentionally deleted
Schedule J:	Form of Acquisition Warrant Certificate
Schedule K:	Form of NPI Royalty
Schedule L:	Registration Rights Agreement
Schedule M:	PR Pre-Closing Reorganization
Schedule N:	Key Regulatory Approvals
Schedule O:	Title Curative Actions

Any information or disclosures set forth on a Schedule to this Agreement shall reference with particularity the section or subsection number of the Agreement to which such information or disclosure is set forth on the Schedule.

1.3          Interpretation. For the purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)	the words “herein”, “hereof”, “hereunder”, “hereinabove” and “hereinbelow” and other words of similar import refer to this Agreement as a whole and not to any particular Article, section or other subdivision of this Agreement;

(b)	any reference to an entity shall include and shall be deemed to be a reference to any entity that is a permitted successor to such entity; and

(c)	words in the singular include the plural and words in the masculine gender include the feminine and neuter genders, and vice versa.

Article 2
PURCHASE AND SALE AND CONDITIONS THEREON

2.1          Purchase and sale. Subject to the terms and conditions hereof and based upon the representations, warranties and covenants contained in this Agreement and the prior satisfaction of the conditions precedent which are set forth in Article 6 hereinbelow: (i) each Selling Stockholder hereby agrees to assign, sell and transfer at the Closing Date, all of its right, entitlement and interest in and to all of the Purchased Shares owned by such Selling Stockholder to UEC; (ii) the Pacific Road Funds agree to cause any Pacific Road Entity acquiring Purchased Shares pursuant to the PR Pre-Closing Reorganization to assign, sell and transfer such Purchased Shares to UEC; and (iii) UEC hereby agrees to purchase all of the Purchased Shares from the Selling Stockholders on the terms and subject to the conditions contained in this Agreement.

2.2          Acquisition Consideration. Each of the Selling Stockholders hereby agrees to assign, sell and transfer all of their respective Purchased Shares in exchange for the following consideration in the following manner:

(a)	to the Pacific Road Funds (or any other Pacific Road Entity following completion of the PR Pre-Closing Reorganization):

(i)	the issuance of an aggregate of 14,000,000 restricted common shares of UEC’s Common Stock (collectively the “Acquisition Shares”), which the Parties acknowledge and agree shall be valued at a deemed issuance price of US$1.406 per Acquisition Share (the “Deemed Issuance Price per Acquisition Share”), and which Acquisition Shares shall be issued in accordance with the direction and registration instructions of the Pacific Road Funds delivered to UEC in writing prior to the Closing Date to any Pacific Road Entity holding Purchased Shares on such date pursuant to the PR Pre-Closing Reorganization;

(ii)	the issuance of warrants (collectively, the “Acquisition Warrants”) to purchase an aggregate of 11,000,000 shares of UEC’s Common Stock (collectively, the “Warrant Shares”, and together with the Acquisition Shares, collectively, the “UEC Shares”), in substantially the form attached hereto as Schedule J, with each Acquisition Warrant entitling the holder to acquire Warrant Shares of UEC at an exercise price of US$2.30 per Warrant Share for a period of five years from the Closing Date (the “Warrant Exercise Period”). The Acquisition Warrants shall be issued in accordance with the direction and registration instructions of the Pacific Road Funds delivered to UEC in writing prior to the Closing Date to any Pacific Road Entity holding Purchased Shares on such date pursuant to the PR Pre-Closing Reorganization; and

(iii)	at the election of the Pacific Road Funds, either: (A) grant to the Pacific Road Funds a net profits interest royalty that, in the aggregate as to all of the Pacific Road Funds, equals 0.50% of the net profits on the Reno Creek Project (the “NPI Royalties”), as calculated and paid in accordance with the terms of the NPI Royalty attached hereto as Schedule K, with the total amount payable by UEC to the Pacific Road Funds under the NPI Royalties, in the aggregate, capped at US$2,500,000, at all times; or (B) pay to the Pacific Road Funds an aggregate of US$100,000 at the Closing Date by wire transfer of immediately available funds to an account of the Pacific Road Funds (which account details must be provided to UEC at least three business days prior to the Closing Date). For certainty, the Pacific Road Funds confirm their election to take the NPI Royalties to any Pacific Road Entity holding Purchased Shares on such date pursuant to the PR Pre-Closing Reorganization; and

(b)	to BHI:

(i)	the issuance of an aggregate of 392,927 Acquisition Shares, which the Parties acknowledge and agree shall be valued at the Deemed Issuance Price per Acquisition Share, and which Acquisition Shares shall be issued in accordance with the registration instructions of BHI delivered to UEC in writing prior to the Closing Date;

(ii)	the issuance of Acquisition Warrants to purchase an aggregate of 308,728 Warrant Shares, in substantially the form attached hereto as Schedule J, with each Acquisition Warrant entitling the holder to acquire Warrant Shares of UEC at an exercise price of US$2.30 per Warrant Share for the Warrant Exercise Period. The Acquisition Warrants shall be issued to BHI in accordance with the registration instructions of BHI delivered to UEC in writing prior to the Closing Date; and

(iii)	at BHI’s election (delivered to UEC in writing prior to the Closing Date), either: (A) grant to BHI a net profits interest royalty that equals 0.01403% of the net profits on the Reno Creek Project (the “BHI NPI Royalty”), as calculated and paid in accordance with the terms of the NPI Royalty attached hereto as Schedule K, with the total amount payable by UEC under the BHI NPI Royalty, in the aggregate, capped at US$70,165.50, at all times; or (B) pay to BHI an aggregate of US$2,807 at the Closing Date by wire transfer of immediately available funds to an account of BHI (which account details must be provided to UEC at least three business days prior to the Closing Date),

(and each of the Acquisition Shares, the Acquisition Warrants and the NPI Royalty being, collectively, the “Acquisition Consideration” herein).

2.3          Voting and Resale Conditions. Each Pacific Road Entity holding UEC Shares pursuant to the PR Pre-Closing Reorganization (herein, each a “Pacific Road Fund”) hereby agrees, until the earlier of: (i) the date that is two years following the Closing Date of the Transaction; and (ii) the date that the Pacific Road Funds hold, in the aggregate, five percent (5%) or less of the issued and outstanding common shares of UEC’s Common Stock:

(a)	not to privately sell or otherwise dispose of any UEC Shares it holds, in any single or series of related transactions, without first providing UEC 10 business days (the “Offer Period”) to privately place such UEC Shares of such Pacific Road Fund (in each case a “Seller”), provided that: (i) if UEC delivers or causes to be delivered to the Seller within such 10 business day period a written offer (an “Offer”) from any one or more Persons to purchase all or a portion of such UEC Shares, then for a period of thirty (30) business days after such 10 business day period (each such period, a “Sale Period”) the Seller may sell such UEC Shares for no less than the price set out in the Offer (other than one or more sales under Section 2.3(b)); and (ii) if UEC has not delivered or caused to be delivered an Offer during the Offer Period as contemplated in (i) above, then the Seller shall be entitled to dispose of such UEC Shares without any limitation or restriction during a Sale Period (in each case any sale under (i) and (ii) above being a “Private Disposition of UEC Shares”); and further provided that: (x) if the Seller does not dispose of the UEC Shares under a Private Disposition of UEC Shares within the applicable Sale Period contemplated in (i) or (ii) above, as applicable, then the provisions of this section 2.3(a) shall continue to apply; (y) any potential Private Disposition of UEC Shares in accordance with section 2.3(a) hereinabove is subject, at all times, to UEC’s prior written consent, which may be unreasonably withheld; and (z) a sale under section 2.3(b) shall not be a Private Disposition of UEC Shares;

(b)	subject to compliance with the Offer Period and Sale Period requirements in section 2.3(a) above, not to sell any UEC Shares representing more than 10% of the five-day average trading volume of shares of UEC Common Stock traded on its principal exchange, being the NYSE MKT (or on such other exchange or quotation service which is the primary exchange or quotation service for UEC’s Common Stock from time to time), in any given day (by all Pacific Road Funds);

(c)	not to dispose of any UEC Shares (directly or indirectly) it holds for a period of 30 days after UEC has notified it in writing that UEC is in the process of completing an equity financing (such restriction being applicable only three times per calendar year); and

(d)	not to solicit proxies in connection with any meeting of holders of UEC securities, initiate any shareholder proposal or takeover bid for securities of UEC or otherwise attempt to cause a change of control of UEC.

2.4          Costs. The Selling Stockholders, on the one hand, and UEC, on the other hand, hereto shall bear their own costs in relation to the negotiation, formalization and closing of this Agreement and the matters contemplated thereby, including any legal fees, accounting, regulatory and filing fees and expenses (the “Transaction Fees”). For avoidance of doubt, any costs, expenses, fees or other Liabilities incurred by the Companies as a result of the execution of this Agreement or the Closing of the Transaction contemplated thereby, including Liabilities to third parties, shall be Transaction Fees of the Selling Stockholders hereunder, and shall be paid by the Selling Stockholders and not the Companies; provided, that to the extent any change of control or severance payments described on Schedule C are payable, such costs shall be included in the amounts to be paid by UEC pursuant to Section 5.10.

2.5          Other securities. If and to the extent that any Selling Stockholder, or any other party related, associated or affiliated with any Selling Stockholder, holds, owns or has the right, directly or indirectly, to any absolute, contingent, optional, pre-emptive or other right to acquire any securities in the capital of any of the Companies or of AUC, it is hereby acknowledged and agreed by the Selling Stockholders that such party shall be conclusively deemed, as and from the Closing, to have transferred the same to UEC to the fullest extent permitted by Law, and to otherwise hold the same in trust for and at the discretion of UEC.

2.6          Covenants of the Selling Stockholders Regarding Non-Solicitation.

(a)	The Selling Stockholders shall, and shall direct and cause their respective officers, directors, employees, representatives, advisors and agents to immediately cease and cause to be terminated any solicitation, encouragement, activity, discussion or negotiation with any parties that may be ongoing with respect to an Acquisition Proposal whether or not initiated by the Selling Stockholders.

(b)	Unless permitted pursuant to this section 2.6, each of the Selling Stockholders agrees that it shall not, and shall not authorize or permit any of its officers, directors, employees, representatives, advisors or agents, directly or indirectly, to:

(i)	make, solicit, initiate, entertain, encourage, promote or facilitate, including by way of permitting any visit to its facilities or properties or entering into any form of agreement, arrangement or understanding, any inquiries or the making of any proposals regarding an Acquisition Proposal or that may be reasonably be expected to lead to an Acquisition Proposal;

(ii)	participate, directly or indirectly, in any discussions or negotiations regarding, or furnish to any Person any information or otherwise cooperate with, respond to, assist or participate in any Acquisition Proposal or potential Acquisition Proposal;

(iii)	remain neutral with respect to, or agree to, approve or recommend any Acquisition Proposal or potential Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal until 10 business days following formal announcement of such Acquisition Proposal shall not be considered to be a violation of this paragraph (b)(iii));

(iv)	withdraw, modify, qualify or change in a manner adverse to UEC, or publicly propose to or publicly state that it intends to withdraw, modify, qualify or change in a manner adverse to UEC the approval, recommendation or declaration of advisability of the Pacific Road Funds of the Transaction (it being understood that failing to affirm the approval or recommendation of the Pacific Road Funds of the Transaction within two business days after an Acquisition Proposal relating to such Party has been publicly announced and, in circumstances where no Acquisition Proposal has been made, within 10 business days of being requested to do so by UEC, shall be considered an adverse modification);

(v)	enter into any agreement, arrangement or understanding related to any Acquisition Proposal or requiring it to abandon, terminate or fail to consummate the Transaction or providing for the payment of any break, termination or other fees or expenses to any Person in the event that the Transaction is completed or any other transaction agreed to before any termination of this Agreement; or

(vi)	make any public announcement or take any other action inconsistent with the recommendation of the Pacific Road Funds to approve the Transaction.

(c)	The Selling Stockholders shall: (i) not allow access to any of its confidential information to any third party; and (ii) immediately request the return or destruction of all information provided to any third party that has entered into a confidentiality agreement with the Selling Stockholders relating to a potential Acquisition Proposal to the extent such confidentiality agreement remains in full force and effect and to the extent such information has not previously been returned or destroyed, and shall use all commercially reasonable efforts to ensure that such requests are honoured. The Selling Stockholders agree not to: (iii) release any third party from any confidentiality agreement relating to a potential Acquisition Proposal to which such third party is a party; and (iv) release any third party from any non-solicitation or standstill agreement or provision to which such third party is a party. The Selling Stockholders also agrees not to amend, modify or waive any such confidentiality, non-solicitation or standstill agreement or provision and undertakes to enforce, or cause the Companies to enforce such agreements and provisions.

(d)	From and after the date of this Agreement, the Selling Stockholders shall promptly (and in any event within 24 hours) notify UEC, at first orally and then in writing, of any proposals, offers or written inquiries relating to or constituting an Acquisition Proposal, or any request for non-public information relating to the Selling Stockholders. Such notice shall include a description of the material terms and conditions of any proposal, inquiry or offer. Selling Stockholders shall keep UEC fully informed on a prompt basis of the status, including any change to the material terms, of any such inquiry, proposal or offer.

Article 3
REPRESENTATIONS, WARRANTIES AND COVENANTS
BY EACH OF THE selling stockholders

3.1          General representations, warranties and covenants by each of the Selling Stockholders as to the Selling Stockholders. In order to induce UEC to enter into and consummate this Agreement, each of the Selling Stockholders (severally and not jointly or jointly and severally), represents and warrants to UEC, with the intent that UEC shall rely thereon in entering into this Agreement and in concluding the transactions contemplated herein, that:

(a)	if a corporation, such Selling Stockholder has been formed or incorporated under the Laws of its jurisdiction of formation or incorporation, is validly existing and is in good standing with respect to all statutory filings required by the applicable corporate Laws;

(b)	if the Selling Stockholder is a trust, such Selling Stockholder is a valid and subsisting trust, the trustees have the necessary power and authority to execute and deliver this Agreement and to observe and perform such Selling Stockholder’s covenants and obligations hereunder and such Selling Stockholder has taken all necessary action in respect thereof;

(c)	such Selling Stockholder has the requisite power, authority and capacity to own and use all of its business assets and to carry on business as presently conducted by it;

(d)	the execution and delivery of this Agreement and the agreements contemplated hereby have been duly authorized by all necessary action, corporate or otherwise, on the part of such Selling Stockholder;

(e)	except as set out in this Agreement, there are no other consents, approvals or conditions precedent to the performance of this Agreement on the part of such Selling Stockholder which have not been obtained;

(f)	this Agreement constitutes a legal, valid and binding obligation of such Selling Stockholder, enforceable against such Selling Stockholder in accordance with its terms, except as enforcement may be limited by Laws of general application affecting the rights of creditors;

(g)	the making of this Agreement and the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof do not and shall not, subject to the receipt of the NRC Approval:

(i)	if a corporation, conflict with or result in a breach of or violate any of the terms, conditions or provisions of its respective constating documents;

(ii)	conflict with or result in a breach of or violate any of the terms, conditions or provisions of any Law or Governmental Authority to which it is subject, or constitute or result in a default under any agreement, contract or commitment to which it is a party; or

(iii)	constitute a default by it, or any event which, with the giving of notice or lapse of time or both, is reasonably likely to constitute an event of default, under any agreement, contract, indenture or other that could adversely affect the ability of such Selling Stockholder to consummate the transactions contemplated by this Agreement;

(h)	except as set forth in Schedule B, such Selling Stockholder is the legal, of record and beneficial owner of the Purchased Shares noted as being owned by it, and the Purchased Shares (i) constitute all of the issued and outstanding equity securities of RCHI, (ii) were not issued in violation of any Law, (iii) are fully paid and non-assessable, and (iv) are free and clear of Encumbrances, including, without limitation, options, pre-emptive rights and other rights of acquisition in favour of any Person, whether conditional or absolute, other than as may exist under the Investment Agreements;

(i)	there are no outstanding equity securities or other equity interests in RCHI (or rights to acquire such equity securities or interests) other than the Purchased Shares;

(j)	such Selling Stockholder has the power and capacity to own and dispose of the Purchased Shares owned by it, and such Purchased Shares are not subject to any voting or similar arrangement;

(k)	there are no Actions (whether or not purportedly against or on behalf of such Selling Stockholder), pending or, to the knowledge of such Selling Stockholder, threatened, which may affect, without limitation, the rights of the Selling Stockholder to transfer any of the Purchased Shares owned by it to UEC, whether at law or in equity, or before or by any Governmental Authority, and without limiting the generality of the foregoing, there are no claims or potential claims or Actions leading to the dissolution or winding up, or the placing of such Selling Stockholder in bankruptcy or subject to any other Laws governing the affairs of insolvent companies or Persons, under any relevant family relations legislation, or under any other Laws affecting any of the Purchased Shares, nor is any Selling Stockholder aware of any existing ground on which any of the above described Actions might be commenced with any reasonable likelihood of success;

(l)	except as set forth in the Investment Agreements, no other Person, firm or corporation has any agreement, option or right capable of becoming an agreement for the purchase of any of the Purchased Shares;

(m)	such Selling Stockholder acknowledges that the Acquisition Shares will be issued under certain exemptions from the registration and prospectus filing requirements otherwise applicable under the Securities Act and, if applicable, the B.C. Securities Act, and all applicable securities Laws, and that, as a result, such Selling Stockholder may be restricted from using most of the remedies that would otherwise be available to such Selling Stockholder, such Selling Stockholder will not receive information that would otherwise be required to be provided to such Selling Stockholder and UEC is relieved from certain obligations that would otherwise apply to UEC, in either case, under applicable securities legislation;

(n)	such Selling Stockholder realizes that the sale of the Purchased Shares in exchange for the Acquisition Shares will be a highly speculative investment and that such Selling Stockholder should be able, without impairing such Selling Stockholder’s financial condition, to hold the Acquisition Shares for an indefinite period of time and to suffer a complete loss on such investment;

(o)	such Selling Stockholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the prospective investment;

(p)	such Selling Stockholder has not received, nor has it requested, or is it required to, receive any offering memorandum (as defined under applicable securities Laws) or a similar document describing the business and affairs of UEC in order to assist such Selling Stockholder in entering into this Agreement and in consummating the transactions contemplated herein; and

(q)	to such Selling Stockholder’s Knowledge, there are no facts or circumstances which would constitute a breach by UEC of UEC’s representations and warranties.

3.2          Representations and warranties by each of the Selling Stockholders respecting the Companies. In order to induce UEC to enter into and consummate this Agreement, each of Selling Stockholders (severally and not jointly or jointly and severally), hereby also represents and warrants to UEC, with the intent that UEC shall also rely thereon in entering into this Agreement and in concluding the transactions contemplated herein, that:

(a)	each of the Companies has been formed or incorporated under the Laws of its respective jurisdictions of formation or incorporation, are validly existing and are in good standing with respect to all statutory filings required by the applicable corporate Laws;

(b)	each of the Companies has the requisite power, authority and capacity to own and use all of its respective business assets and to carry on business as presently conducted by it;

(c)	RCHI, RCRI and AUCHI is the legal and beneficial owner of 100% of the equity securities described as the Non-AUC Asset owned by such Company (the “Subsidiary Shares”), and such Subsidiary Shares are fully paid and non-assessable and are free and clear of Encumbrances, including, without limitation, options, pre-emptive rights or other rights of acquisition in favour of any Person, whether conditional or absolute, other than as may exist under the Investment Agreements;

(d)	except as set forth on Schedule C, the only asset of any kind or nature owned by each of RCHI, RCRI and AUCHI is the Subsidiary Shares owned by it, and none of RCHI, RCRI and AUCHI has or has ever had any operations, employees, assets or interests of any kind other than the Subsidiary Shares that are listed as the sole Non-AUC Asset owned by each such Company, as described in the definition of Non-AUC Assets;

(e)	none of RCHI, RCRI and AUCHI has any Liabilities, other than as may exist under the Investment Agreements or as set forth on Schedule C;

(f)	there are no Actions pending, relating to or affecting, or, to the knowledge of each Selling Stockholder, threatened, which may affect, without limitation, the rights of the Selling Stockholders to indirectly transfer the Subsidiary Shares in connection with the transactions contemplated by this Agreement, whether at law or in equity, or before or by any federal, state, provincial, municipal or other Governmental Authority, and, subject to the receipt of NRC Approval, such Selling Stockholder is not aware of any existing ground on which any such Action might be commenced with any reasonable likelihood of success;

(g)	there are no Actions pending, relating to or affecting, or to the knowledge of such Selling Stockholder, threatened against, any Company, whether at law or in equity, or before or by Governmental Authority, which is reasonably likely to materially adversely affect in any manner AUC, its business, the Reno Creek Project, the AUC Assets (other than routine claims for benefits under Benefit Plans), or the transactions contemplated by this Agreement;

(h)	no other Person has any written or oral agreement, option, understanding, or commitment, or any right or privilege capable of becoming an agreement, for the purchase of any of the Subsidiary Shares or any unissued shares in the capital of any of the Companies or from AUC of any interest in and to any of Mineral Property Interests comprising the Reno Creek Project, other than as may exist under the Investment Agreements;

(i)	AUC owns and possesses, or holds a valid leasehold or subleasehold interest in, and has good and marketable title to and possession of all of the AUC Assets, free and clear of all actual or, to the Knowledge of such Selling Stockholder, threatened, Encumbrances, other than Permitted Encumbrances;

(j)	AUC holds good and valid title to, or a valid leasehold or subleasehold interest in, all buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles, inventory and other items of tangible personal property and other assets used in the operation of the Reno Creek Project (the “Tangible Personal Property”) and the Tangible Personal Property is free and clear of all Encumbrances other than Permitted Encumbrances;

(k)	all material assets and items included in the Tangible Personal Property are structurally sound, are in good operating condition and repair and none of such Tangible Personal Property is in need of maintenance or repairs except for ordinary, routine scheduled maintenance and repairs that are not material in nature or cost;

(l)	the AUC Assets constitute all of the rights, assets and properties that are usually and ordinarily used in, and are sufficient for, the continued conduct of the AUC’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Reno Creek Project as currently conducted, and the Selling Stockholders are not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use by the business of the AUC Assets;

(m)	except as set forth in Schedule A, with respect to the unpatented mining claims constituting the Real Property: (i) AUC is in exclusive possession thereof and has good title thereto, subject to the paramount title of the United States, free and clear of all liens, other than Permitted Encumbrances; (ii) all such claims were located, staked, filed and recorded on available public domain land in compliance in all material respects with all applicable state and federal laws and regulations; (iii) assessment work, intended in good faith to satisfy the requirements of state and federal laws and regulations and generally regarded in the mining industry as sufficient, for all assessment years up to and including the assessment year ending September 1, 1992, was timely and properly performed on or for the benefit of the claims, and affidavits evidencing such work were timely recorded; (iv) claim rental and maintenance fees required to be paid under federal law in lieu of the performance of assessment work, in order to maintain the claims commencing with the assessment year ending on September 1, 1993 and through the assessment year ending on September 1, 2017, have been timely and properly paid, and affidavits or other notices evidencing such payments and required under federal or state laws or regulation have been timely and properly filed and recorded; (v) all filings with the BLM with respect to such claims which are required under federal or state law have been timely and properly made; and (vi) there are no Actions pending or to the best of the Selling Stockholders’ knowledge, threatened against or affecting any of the claims;

(n)	except as set forth in Schedule A, with respect to the leases, surface use agreements and access agreements constituting the Real Property, all such leases and agreements are in full force and effect, in good standing and free from any material breach or default, and the Selling Stockholders are not aware of, and have not received notice of, any act or omission, which would constitute a material breach or default under any lease or agreement or which would otherwise allow the lessor or owner to terminate any lease or agreement;

(o)	except as set forth on Schedule C, there are: (i) no royalties, net smelter return obligations, production-based Taxes or similar levies on mineral production payable with respect to the Reno Creek Project; (ii) no overdue amounts owing under any such royalty obligations and AUC is not in default under or in breach of, in either case in any material respect, of any term or condition thereof; and (iii) no material disputes with respect to the calculation of royalties;

(p)	Schedule C sets forth a list of all material Permits, including all Environmental Permits in the possession of the Companies, and, except as set forth in Schedule C: (i) each of the Companies hold all Permits that are necessary in connection with the operations of the Companies as currently conducted, except for such Permits the failure of which to obtain would not have a material adverse effect on such Company, as applicable; (ii) all such Permits have been validly issued pursuant to applicable Law and are in good standing by the proper doing and filing of assessment work and the payment of all fees, Taxes and rentals in accordance with the requirements of applicable Law and the performance of all other actions necessary in that regard; (iii) each Company is in compliance in all material respects with all such Permits held by it and Laws applicable to it; and (iv) except for the requirement to obtain NRC Approval, neither the execution and delivery of this Agreement nor the completion of the transactions contemplated hereby shall give any Person the right to terminate or cancel any said material Permit or affect such compliance;

(q)	other than the Approved Distribution and the PR Pre-Closing Reorganization, since the date of the Financial Statements, none of the Companies has done any of the following, or committed to:

(i)	redeem or acquire any shares in its share capital;

(ii)	declare or pay any dividend;

(iii)	make any reduction in or otherwise make any payment on account of its paid-up capital;

(iv)	effect any subdivision, consolidation or reclassification of its share capital;

(v)	acquire or have the use of any property from a Person with whom it was not dealing with at arm’s length;

(vi)	dispose of anything to a Person with whom it was not dealing with at arm’s length for proceeds less than the fair market value thereof;

(vii)	other than an equity subscription completed in January 2017, entered into any transaction, contract or agreement, or modification or cancellation of any contract or agreement, other than in the ordinary course of business;

(viii)	except as required by the employment agreements listed on Schedule F, made or authorized any payment to or for the benefit of any director, officer or employee on account of salary, pay, fringe benefits, commissions or other compensation, pension, bonus, share of profits or any Benefit Plan, except in the ordinary course of business and at rates consistent with previous years, or increased or agreed to increase the salary, pay, fringe benefits, commissions or other compensation, pension, bonus, share of profits or any Benefit Plan of any director, officer or employee, nor has there been any actual, pending or threatened change in the relationship between AUC and any employee or group of employees;

(ix)	made or incurred capital expenditures or entered into leases with a capitalized value in amounts that, in the aggregate are more than $300,000 above the aggregate amount of capital expenditures for the applicable time period other than as set forth in the 2017 budget, as attached as Attachment 1 to Schedule C;

(x)	amended or changed or taken any action to amend or change its constating or charter documents; or

(xi)	delayed or postponed maintenance on any of the Tangible Personal Property or the payout of any accounts payable or Liabilities or Indebtedness outside the ordinary course of business;

(r)	other than under the Investment Agreements, none of the Companies has committed to providing any Person with any agreement, option or right, consensual or arising by Law, present or future, contingent or absolute, or capable of becoming an agreement, option or right:

(i)	to require it to issue any further or other shares in its share capital, or any other security convertible or exchangeable into shares in its share capital, or to convert or exchange any securities into or for shares in its share capital;

(ii)	for the issue and allotment of any of the authorized but unissued shares in its share capital;

(iii)	to require it to purchase, redeem or otherwise acquire any of the issued and outstanding shares in its share capital; or

(iv)	to purchase or otherwise acquire any shares in its share capital;

(s)	true, correct and complete copies of the consolidated audited financial statements of the Companies for the fiscal years ended December 31, 2015 and 2016 (the “Financial Statements”), are attached hereto as Attachment 2 to Schedule C;

(t)	the Financial Statements (i) fairly present in all material respects the financial condition and the results of operations, changes in retained earnings, and cash flows of the Companies as of their respective dates and for the periods then ended, and (ii) were prepared in accordance with IFRS, consistently applied;

(u)	the books and records of the Companies from which the Financial Statements were prepared fairly reflect, in all material respects, the assets, Liabilities and operations of the Companies, and the Financial Statements are in conformity therewith;

(v)	there are no material Liabilities, contingent or otherwise, existing on the Effective Date in respect of which any Company may be liable on or after the completion of the transactions contemplated by this Agreement, other than:

(i)	Liabilities expressly disclosed or referred to in this Agreement, including the Schedules to this Agreement;

(ii)	Liabilities which are disclosed, reflected or expressly provided for in the Financial Statements;

(iii)	Liabilities incurred in the ordinary course of business since date of the Financial Statements, none of which are materially adverse to the business, operations, affairs, prospects or financial conditions of any of the Companies;

(w)	no dividend or other distribution by any Company has been made, declared or authorized since its incorporation or formation;

(x)	none of RCHI, RCRI and AUCHI has or ever has had, any employees or independent contractors, and AUC has never had any independent contractors that reasonably ought to have been characterized as employees;

(y)	AUC is not a party to any collective agreement with any labour union or other association of employees, and, to the knowledge of the Selling Stockholders, there are no pending applications for certification of any of AUC’s employees as a collective bargaining unit;

(z)	to the Selling Stockholder’s Knowledge, none of the Companies are presently a party to any complaint, grievance, arbitration or other labour matter referred to any board or labour authority;

(aa)	Schedule C contains a list of each benefit, employment, compensation, profit-sharing, deferred compensation, incentive, stock or stock-based, change in control, retention, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program or arrangement (including amendments thereto), whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, in effect and covering one or more employees or service providers or the beneficiaries or dependents of any employees or service providers that is maintained, sponsored, contributed to, or required to be contributed to by any Company, or under which any Company has or could have any Liability, or with respect to which UEC or any of its Affiliates would reasonably be expected to have any Liability (as listed on Schedule C, each, a “Benefit Plan”);

(bb)	each Benefit Plan complies in all material respects with all applicable Laws, and there is no pending or threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan is a participant in an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority;

(cc)	each Benefit Plan intended to qualify under Section 401(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to its qualified status under the Code or has remaining a period of time under applicable guidance to apply for such a letter without adverse consequences;

(dd)	the Companies have provided to UEC in the Data Room correct and complete copies of all documents embodying each Benefit Plan sponsored by any Company, including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, and group insurance contracts and policies;

(ee)	except as set forth in Schedule C, the Companies and their ERISA Affiliates have never maintained, established, sponsored, participated in, or contributed to, any employee benefit plan which is subject to Title IV of ERISA or Section 412 of the Code, at no time has any Company or its ERISA Affiliates contributed to or been obligated to contribute to any Multiemployer Plan within the meaning of Section 3(37) of ERISA, and no Company and its ERISA Affiliates has ever maintained, established, sponsored, participated in, or contributed to any multiple employer plan, or to any plan described in Section 413 of the Code;

(ff)	there are no former employees of the Companies who are subject to retiree health or to the rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or other applicable statute, and no Company has ever represented, promised or contracted (whether in oral or written form) to any service provider that any Person would be provided with retiree health;

(gg)	each Benefit Plan that is subject to Section 409A of the Code has been operated in material compliance with such section and all applicable regulatory guidance (including notices, rulings and proposed and final regulations), and to the Knowledge of Selling Stockholders, no payment pursuant to any Benefit Plan or other arrangement between AUC and any “service provider” (as such term is defined in Section 409A of the Code and the United States Treasury Regulations and IRS guidance thereunder), including, without limitation, the grant, vesting or exercise of any equity award, would subject any Person employed or hired by AUC to a tax pursuant to Section 409A of the Code;

(hh)	except as set forth in Schedule C or Schedule F, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (A) entitle any current or former director, officer, employee, independent contractor or consultant of any of the Companies to severance pay or any other payment; (B) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (C) limit or restrict the right of any of the Companies to merge, amend or terminate any Benefit Plan that is sponsored by such Company; or (D) increase the amount payable by any Company under or result in any other material obligation pursuant to any Benefit Plan;

(ii)	except as set forth in Schedule C, none of the Companies is obligated to make any parachute payments as such term is defined in Section 280G of the Code, and none of the Companies is a party to any agreement that under certain circumstances is reasonably likely to obligate it, or any successor in interest, to make any such parachute payments;

(jj)	Except as disclosed on Schedule C:

(i)	all Tax Returns required to be filed with respect to each of the Companies have been filed and all such Tax Returns are true, complete and correct. No audit of any such Tax Return is currently in progress by any Governmental Authority and to the Knowledge of the Selling Stockholders, no such audits are pending or threatened;

(ii)	all Taxes due and owing with respect to any of the Companies (whether or not shown on any Tax Return) have been timely paid or are accrued and no Tax deficiencies are being proposed in writing by any Governmental Authority with respect to any of the Companies, and all deficiencies asserted, or assessments made, against any of the Companies as a result of any examinations by any Governmental Authority have been fully paid;

(iii)	the Selling Stockholders have made available to UEC, in the Data Room, complete copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by any of the Companies since January 1, 2012;

(iv)	none of the Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency;

(v)	there are no Encumbrances for Taxes on any of the assets of the Companies, or on any assets held by the Companies (other than Permitted Encumbrances);

(vi)	the Companies have not received any written claim made by any taxing authority in any jurisdiction where the Companies do not file Tax Returns that any Company is, or may be, subject to Tax by that jurisdiction;

(vii)	no private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Companies;

(kk)	Schedule C sets forth all foreign jurisdictions in which any of the Companies is subject to Tax, is engaged in business or has a permanent establishment;

(ll)	all amounts required to be withheld for taxes by the Companies from payments made to any present or former shareholders, officers, directors, non-resident creditors, employees, associates or consultants have been withheld and paid on a timely basis to the property Governmental Authority pursuant to applicable Law;

(mm)	the Company does not have any Intellectual Property other than commercially available licensed software;

(nn)	each of the Companies is using or holding the Company’s Intellectual Property of which it is not the sole beneficial and registered owner with the consent of or a licence from the owner of such Intellectual Property, all of which such consents or licences are in full force and effect and no material default exists on the part of any Company;

(oo)	since December 31, 2016, there has been no material adverse effect on the financial position or condition of the Companies or any damage, loss or other change in circumstances materially affecting the business or the AUC Assets, or the Companies’ right or capacity to carry on business in the ordinary course, and the Companies have not:

(i)	paid, discharged or satisfied any Liability or discharged or satisfied any Encumbrance, other than current Liabilities disclosed in the Financial Statements and current Liabilities incurred in the ordinary course of business;

(ii)	incurred or assumed or guaranteed any Liability, obligation or expenditure of any nature, absolute or contingent, other than Liabilities incurred in the ordinary course of business and in an amount less than $300,000 in the aggregate;

(iii)	committed to make or perform any capital expenditures or maintenance or repair projects, except for capital expenditures or maintenance or repair projects incurred in the ordinary course of business with a value not greater than $300,000 in the aggregate;

(iv)	entered into any commitment or transaction not in the ordinary course of business (other than an equity issuance completed to existing shareholders of the Companies in January 2017); and

(v)	waived or surrendered any right of material value;

(pp)	Schedule G lists each of the following contracts and other agreements of AUC or of any Company on behalf of AUC, or to which AUC is beneficially entitled, subject to, by which it is otherwise bound or by which its assets are affected (the “Material Contracts”):

(i)	any service or supply of goods agreement, license agreement or technology agreement that requires, in accordance with its terms, payments in excess of $300,000 in any twelve-month period and which may not be cancelled on thirty (30) days’ prior notice or less;

(ii)	agreements with Selling Stockholders or any Affiliates of Selling Stockholders or any current officer or director of Selling Stockholders or AUC (other than agreements made in the ordinary course of business on terms generally available to similarly situated non-Affiliated parties);

(iii)	agreements that restrict the ability of AUC to engage in any line of business, including restriction on the ability of AUC to carry on mining, exploration or other activities in any location;

(iv)	agreements with any labor union or association representing any employee;

(v)	agreements for the purchase or sale of any of the AUC Assets other than in the ordinary course of business and for consideration less than $300,000;

(vi)	agreements relating to any acquisition to be made on behalf of any Company of any operating business or the capital stock of any other Person, in each case for consideration in excess of $300,000;

(vii)	agreements relating to the incurrence of indebtedness, or the making of any loans, in each case involving amounts in excess of $300,000;

(viii)	any agreement that would prohibit or restrict the transactions contemplated by this Agreement or under which the transactions contemplated by this Agreement would constitute a breach;

(ix)	any joint venture agreements including, without limitation, any mine operating agreement; and

(x)	any agreements that have not been entered into in the ordinary course of business;

(qq)	none of the Companies is in breach of any provision or condition of, nor have they done or omitted to do anything that, with or without the giving of notice or lapse or both, would constitute a breach of any provision or condition of, or give rise to any right to terminate or cancel or accelerate the maturity of any payment under, any Material Contract, material Permit, Environmental Permit to which it is a party, by which it is bound or from which it derives benefit, or any Law to which it is subject, other than such failures, omissions or breaches that would not have a material adverse effect on it, and to Selling Stockholders’ Knowledge, no other party to any Material Contract is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, such Material Contract;

(rr)	no Company has received any notice of breach of or default under any such Material Contract that remains outstanding and no counterparty has alleged that any default exists that remains outstanding;

(ss)	complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to UEC in the Data Room;

(tt)	the execution, delivery and performance by Selling Stockholders of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Material Contract, except as set forth in Schedule G;

(uu)	the Companies have no consulting or employment agreements, whether written or otherwise, except for those which are set forth in Schedule F;

(vv)	AUC is in material compliance with all applicable Laws pertaining to employment and employment practices;

(ww)	Schedule H is a true and complete list showing the name of each bank, trust company or similar institution in which the Companies have accounts or safety deposit boxes, the type of account, the names of all Persons authorized to draw therefrom or to have access thereto and the number of signatories required on each account;

(xx)	the Companies maintain insurance policies as described on Schedule C against loss on the AUC Assets, and against such risks, in such amounts and to such limits, as is in accordance with prudent business practices prevailing in its line of business and having regard to the location, age and character of the AUC Assets, and the Companies have complied in all material respects with all requirements of such insurance, including the prompt giving of any notice of any claim or possible claim thereunder, and all such insurance is with insurers which the Companies believe to be responsible;

(yy)	except as set forth in Schedule C, no payments of any kind have been made or authorized by or on behalf of the Companies to or on behalf of any Selling Stockholder or to or on behalf of any directors, officers, shareholders or employees of the Companies or under any management agreements with the Companies other than in the ordinary course of business;

(zz)	the Companies have not retained, employed or introduced any broker, finder or other Person who would be entitled to a brokerage commission or finder’s fee arising out of the transactions contemplated hereby;

(aaa)	except for those matters which are listed in Schedule G, the Companies do not have any contracts, agreements, undertakings or arrangements, whether oral, written or implied, with employees, lessees, licensees, managers, accountants, suppliers, agents, distributors, directors, officers, lawyers or others which cannot be terminated, without penalty, on no more than one month’s notice;

(bbb)	none of the Selling Stockholders, nor any directors, officers or employees of any of the Companies, are now indebted or under obligation to the Companies on any account whatsoever other than in the ordinary course of business;

(ccc)	no outstanding orders or directions have been served on the Companies relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to any of the Mineral Property Interests comprising the Reno Creek Project and the conduct of the operations related thereto, nor have any of the Companies received any notice of same;

(ddd)	Except as disclosed on Schedule C:

(i)	the Companies are in compliance in all material respects with all Environmental Laws and have not received from any Person: (i) any Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to any Environmental Law, which in either case, remains pending or unresolved, or is the source of ongoing obligations or requirements;

(ii)	none of the Real Property or any real property formerly owned, operated or leased by any Company is listed on, or has been proposed for listing on, the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System under CERCLA or any similar state list;

(iii)	to the Knowledge of the Selling Stockholders, there has been no Release of Hazardous Materials in contravention of Environmental Laws by any of the Companies or by any third parties on any Real Property currently or formerly owned, operated or leased by the Companies, and no Company has received an Environmental Notice that any Real Property currently or formerly owned, operated or leased (including soils, groundwater, surface water, buildings and other structure located on any such real property) or owned, operated or leased by any third party has been contaminated with any Hazardous Material which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Laws or term of any Environmental Permit by, any of the Companies;

(iv)	with the exception of any septic tanks, fuel storage tanks and drilling mud pits necessary for the ordinary course of business operations for the Reno Creek Project and the Real Property, and except as disclosed in the Environmental Site Assessment Phase I Report dated April 2, 2015, prepared for AUC by BKS Environmental Associates, Inc., a true and correct copy of which was provided in the Dataroom, none of the Companies has installed, maintained or used any underground or surface storage tanks, pits, lagoons, waste disposal sites or urea formaldehyde foam insulation, asbestos or polychlorinated biphenyls located on or in any of the AUC Assets;

(v)	the Selling Stockholders have previously made available to UEC in the Data Room any and all material environmental reports, studies, audits, records, sampling data, site assessments and other similar documents with respect to the Reno Creek Project or the AUC Assets or any currently owned, operated or leased Real Property, which are in the possession or control of any of the Companies or the Selling Stockholders;

(vi)	since April 2, 2010, the Companies have not used any off-site Hazardous Materials treatment, storage, or disposal facilities or locations in any manner that could reasonably be expected to result in any Liability to the Companies; and

(eee)	Schedule C sets forth a true and correct listing of all trade accounts payable and other operating expenses of AUC, including payroll and associated payroll expenses (the “Trade Accounts Payable”) as of no earlier than two business days prior to the Effective Date. All Trade Accounts Payable of AUC represent trade accounts payable for products and services purchased in the ordinary course of UAC’s business and at the Effective Date, and are no more than 30 days past their due date.

Article 4
WARRANTIES and REPRESENTATIONS BY UEC

4.1          Warranties and representations by UEC. In order to induce each of the Selling Stockholders to enter into and consummate this Agreement, UEC hereby represents and warrants to each of the Selling Stockholders, with the intent that each of the Selling Stockholders and the Companies shall rely thereon in entering into this Agreement and in concluding the transactions contemplated herein, that:

(a)	UEC is a corporation duly incorporated under the Laws of Nevada, is validly existing and is in good standing with respect to all statutory filings required by the applicable corporate Laws;

(b)	UEC has the requisite power, authority and capacity to own and use all of its respective business assets and to carry on its respective business as presently conducted by it;

(c)	UEC is qualified to do business in those jurisdictions where it is necessary to fulfill its obligations under this Agreement, and it has the full power and authority to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(d)	the execution and delivery of this Agreement and the agreements contemplated hereby and the performance by UEC of its obligations under this Agreement and the agreements contemplated hereby, has been duly authorized by all necessary corporate action on the part of UEC;

(e)	there are no other material consents, approvals or conditions precedent to UEC’s signing of this Agreement that have not been obtained;

(f)	this Agreement constitutes a legal, valid and binding obligation of UEC enforceable against UEC in accordance with its terms, except as enforcement may be limited by Laws of general application affecting the rights of creditors;

(g)	no proceedings are pending for, and UEC is unaware of, any basis for the institution of any proceedings leading to the dissolution or winding up of UEC or the placing of UEC in bankruptcy or subject to any other Laws governing the affairs of insolvent companies;

(h)	the authorized capital of UEC consists of 750,000,000 shares of Common Stock, of which, according to the records of UEC, an aggregate of 138,171,985 common shares of UEC are issued and outstanding, fully paid and non-assessable, as at the Effective Date hereof;

(i)	all of the issued and outstanding shares of UEC are listed and posted for trading on NYSE MKT and UEC is not in material default of any of its listing requirements of NYSE MKT or any rules or policies of the Commission;

(j)	except as set forth in Schedule I: (i) UEC has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act, the 1934 Act and the B.C. Securities Act (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “Public Disclosure”); (ii) all such reports, schedules, forms, statements and other documents were filed on a timely basis in all material respects in accordance with those requirements and as of their respective dates; (iii) the Public Disclosure complied in all material respects with the requirements of the Securities Act, the 1934 Act and the B.C. Securities Act; and (iv) none of the Public Disclosure, when filed: (A) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; or (B) contained a misrepresentation (as defined in the B.C. Securities Act);

(k)	upon issuance on the Closing Date, the Acquisition Shares will be issued as fully paid and non-assessable shares in the capital of UEC, free and clear of all actual or threatened Encumbrances, other than hold periods or other restrictions imposed under applicable securities legislation and the voting and resale restrictions imposed under section 2.3 hereinabove;

(l)	upon issuance on the Closing Date, the certificates representing the Acquisition Warrants will constitute legal, valid and binding obligation of UEC, enforceable against UEC in accordance with their terms, except as enforcement may be limited by Laws of general application affecting the rights of creditors;

(m)	on the Closing Date, UEC shall have reserved for issuance all of the Warrant Shares that are issuable upon the exercise of the Acquisition Warrants in accordance with section 2.2 hereinabove and, upon payment of the exercise price for the Warrant Shares, all such Warrant Shares will be issued as fully paid and non-assessable shares in the capital of UEC, free and clear of all actual or threatened Encumbrances, other than hold periods or other restrictions imposed under applicable securities legislation and the voting and resale restrictions imposed under section 2.3 hereinabove;

(n)	there are no Actions pending or, to the knowledge of UEC, threatened, which may affect, without limitation, the ability of UEC to issue the Acquisition Shares or Acquisition Warrants or that would have a material adverse effect on UEC, whether at law or in equity, or before or by any Governmental Authority, and without limiting the generality of the foregoing, there are no claims or potential claims or Actions leading to the dissolution or winding up, or the placing of UEC in bankruptcy or subject to any other Laws governing the affairs of insolvent companies or Persons, nor is UEC aware of any existing ground on which any of the above described Actions might be commenced with any reasonable likelihood of success;

(o)	UEC is in compliance in all material respects with all Laws to which it is subject or which apply to it;

(p)	the making of this Agreement and the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof does not and shall not:

(i)	conflict with or result in a breach of or violate any of the terms, conditions or provisions of the constating documents of UEC; or

(ii)	conflict with or result in a breach of or violate any of the terms, conditions or provisions of any Law or Governmental Authority to which UEC is subject, or constitute or result in a default under any agreement, contract or commitment to which UEC is a party;

(q)	UEC and its subsidiaries have good and marketable title to all real property owned by them that is material to the business of UEC and its subsidiaries and good and marketable title in all personal property owned by them that is material to the business of UEC and its subsidiaries, in each case free and clear of all Encumbrances, except for Encumbrances as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by UEC and its subsidiaries and Encumbrances for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties. The Palangana Mine, the Hobson Processing Facility, the Goliad Project and the Burke Hollow Project, each as described in the Public Disclosure (collectively, the “Material Properties”) are the only resource properties currently material to UEC in which UEC and its subsidiaries have an interest; UEC or its subsidiaries, hold either freehold title, mining leases, mining concessions, mining claims, Permits or participant interests or other conventional property or proprietary interests or rights, recognized in the jurisdiction in which the Material Properties are located, in respect of the ore bodies and minerals located on the Material Properties in which UEC or its subsidiaries has an interest under valid, subsisting and enforceable title documents or other recognized and enforceable agreements, contracts, arrangements or understandings, sufficient to permit UEC or its subsidiaries to explore for and exploit the minerals relating thereto; all leases or claims and Permits relating to the Material Properties in which UEC or its subsidiaries has an interest or right have been validly located and recorded in accordance with all applicable Laws and are valid and subsisting; except as disclosed in the Public Disclosure, UEC and its subsidiaries have all necessary surface rights, access rights and other necessary rights and interests relating to the Material Property in which UEC or its subsidiaries has an interest granting UEC or its subsidiaries the right and ability to explore for and exploit minerals, ore and metals for development and production purposes as are appropriate in view of the rights and interest therein of UEC or its subsidiaries, with only such exceptions as do not materially interfere with the current use made by UEC or its subsidiaries of the rights or interest so held, and each of the proprietary interests or rights and each of the agreements, contracts, arrangements or understandings and obligations relating thereto referred to above is currently in good standing in all respects in the name of the Company or the applicable Subsidiary; and UEC has the unilateral right to extend the primary terms of such mineral leases, options, surface use agreements by paying lease rentals as prescribed in such agreements;

(r)	The financial statements of UEC included in the Public Disclosure comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission and applicable Canadian securities commissions, where applicable, with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“US GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by US GAAP, and fairly present in all material respects the financial position of UEC and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments;

(s)	UEC and its subsidiaries are in compliance in all material respects with applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the Effective Date, and applicable rules and regulations promulgated by the Commission thereunder that are effective as of the Effective Date and are in compliance in all material respects with all applicable Canadian securities Laws. UEC and its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with US GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. UEC and its subsidiaries have established disclosure controls and procedures (as defined in the Exchange Act rules 13a-15(e) and 15d-15(e)) for UEC and its subsidiaries and designed such disclosure controls and procedures to ensure that information required to be disclosed by UEC in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms. UEC’s certifying officers have evaluated the effectiveness of the disclosure controls and procedures of UEC and its subsidiaries as of the end of the period covered by the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). UEC presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in the internal control over financial reporting (as such term is defined in the Exchange Act) of UEC and its subsidiaries that have materially affected, or is reasonably likely to materially affect, the internal control over financial reporting of UEC and its subsidiaries;

(t)	UEC is not, and is not an Affiliate of, an “investment company” within the meaning of the United States Investment Company Act of 1940, as amended. UEC shall conduct its business in a manner so that it will not become an “investment company” subject to registration under the Investment Company Act of 1940, as amended;

(u)	the Material Properties are the only mineral projects on properties material to UEC that are subject to the requirements of National Instrument 43-101 of the Canadian Securities Regulators (“NI 43-101”) and are: (i) to the extent required by NI 43-101, completely and accurately described in the Public Disclosure; (ii) the mineral resources and mineral reserves for the Material Project as set forth in the Public Disclosure, were prepared in all material respects in accordance with sound mining, engineering, geoscience and other applicable industry standards and practices, and in all material respects in accordance with all applicable Laws, including the requirements of NI 43-101; (iii) the scientific and technical information contained in the Public Disclosure has been disclosed in all material respects in accordance with NI 43-101 and has been prepared by or under the supervision of a qualified Person, as defined in NI 43- 101; (iv) the technical reports relating to the Material Projects filed on SEDAR have been prepared in all material respects in accordance with NI 43-101 and, to the best of UEC’s knowledge, there have been no material changes to such information since the date of delivery or preparation thereof except as disclosed in the Public Disclosure; (v) UEC has duly filed in compliance with applicable Canadian securities Laws all technical reports required by NI 43-101 and such applicable Laws and all such reports comply in all material respects with the requirements of NI 43-101 and applicable Canadian securities Laws; and (vi) UEC has otherwise complied in all material respects with NI 43-101.

(v)	To the knowledge of UEC, after due inquiry of its executive officers, except in compliance with Environmental Laws: (i) there is no Hazardous Materials contamination present at any property of UEC or as a result of its operations that requires remediation or other action or would reasonably be expected to result in liability, except where failure to remediate or take such other action would not have a material adverse effect on UEC; (ii) UEC is not subject to any stop orders, control orders, clean-up orders or reclamation orders or requirements under applicable Environmental Laws, any of which would individually or in the aggregate have a material adverse effect on UEC; (iii) the business and operations of UEC and its subsidiaries are being conducted in compliance in all material respects with all applicable Environmental Laws; and (iv UEC is not aware of, or subject to: (A) any proceeding, application, order or directive under Environmental Laws that may require any material work, repairs, construction, or expenditures; or (B) any written demand or notice with respect to the breach of any Environmental Laws applicable to UEC or any of its subsidiaries, including any regulations respecting the use, storage, treatment, transportation, or disposition of any Hazardous Materials, which would individually or in the aggregate reasonably be expected to have a material adverse effect on UEC; and

(w)	UEC has no knowledge, after inquiry of its executive officers, of any fact or circumstance which would constitute a breach by any Selling Stockholder of such Selling Stockholder’s representations and warranties.

Article 5
Covenants

5.1          Actions to Satisfy Closing Conditions. Each of the Parties shall take commercially reasonable efforts to ensure satisfaction of each of the conditions set forth in Article 6.

5.2          Conduct of Business Prior to Closing.

(a)	Until the Closing Date, the Selling Stockholders shall cause the Companies: (A) except as otherwise contemplated or permitted by this Agreement, to conduct their respective business in the ordinary course, consistent with past practice, and, in each case, in accordance with applicable Law and, to the extent possible, in a manner consistent with this Agreement; and (B) to not, without the prior written consent of UEC, enter into any material transaction or incur any material Liability outside of the ordinary course of their respective businesses, consistent with past practice, or so as to cause one or more of the conditions precedent for the benefit of UEC set out in Article 6 to not be satisfied. Without limiting the foregoing, other than the Approved Distribution, none of the Companies has committed, and prior to the Closing Date shall not make or commit itself, without the written consent of UEC, to:

(i)	redeem or acquire any shares in its share capital;

(ii)	declare or pay any dividend;

(iii)	make any reduction in or otherwise make any payment on account of its paid-up capital;

(iv)	effect any subdivision, consolidation or reclassification of its share capital;

(v)	acquire or have the use of any property from a Person with whom it was not dealing with at arm’s length;

(vi)	dispose of anything to a Person with whom it was not dealing with at arm’s length for proceeds less than the fair market value thereof; or

(vii)	make, commit or confer upon, or pay to or to the benefit of, any entity, any benefit having monetary value, any bonus or any salary increases except in the normal course of its business.

(b)	Until the Closing Date, UEC shall, except as otherwise contemplated or permitted by this Agreement, conduct its business in the ordinary course, consistent with past practice, and in accordance with applicable Law and, to the extent possible, in a manner consistent with this Agreement and not, without the prior written consent of the Selling Stockholders, enter into any transaction which would cause one or more of the conditions precedent for the benefit of the Selling Stockholders set out in Article 6 to not be satisfied.

(c)	Until the Closing Date, however, subject to the following, UEC shall be prohibited from effecting or entering into an agreement to effect any issuance by UEC of Common Stock or Common Stock Equivalents (or a combination of units thereof) at an issuance or deemed effective issuance price below the Deemed Issuance Price per Acquisition Share herein. Any such UEC issuance shall include, without limitation, any variable rate transaction (a “Variable Rate Transaction”), which means a transaction in which UEC: (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive, additional shares of Common Stock either (A) at a conversion price, exercise price or exchange rate or other price that is based upon, and/or varies with, the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of UEC or the market for the Common Stock; or (ii) enters into, or effects a transaction under, any agreement, including, but not limited to, an equity line of credit, whereby UEC may issue securities at a future determined price.

Notwithstanding the foregoing, this section 5.2(c) shall not apply in respect of an Exempt Issuance or the pending issuance by UEC at its market price from time to time prior to Closing Date of not greater than 750,000 restricted (not to be registered for resale) shares of Common Stock pursuant to a pending settlement with existing acquisition and service creditors of UEC, except that no Variable Rate Transaction shall be an Exempt Issuance.

(d)	Until the Closing Date, AUC shall, except as otherwise contemplated or permitted by this Agreement: (i) cause each of the Real Property and Water Rights owned, held or hereafter acquired by or for AUC and necessary or appropriate to the operation of a mine or mines upon the Real Property to be kept in full force and effect by the payment of whatever sums may become payable and by the fulfillment of whatever other obligations, and the performance of whatever other acts may be required to the end that forfeiture or termination of each such interest shall be prevented unless the termination, forfeiture or other relinquishment of the interest is authorized by any operating plan or plan of operations then in effect thereunder; (ii) conduct all drilling, mining, exploratory work and related operations and activities in accordance with applicable federal, state and local laws and good and minerlike practice; (iii) maintain AUC as the sole owner of, and retain exclusive possession of, all Real Property, free and clear of all liens, subject, in the case of unpatented mining and millsite claims, only to the paramount title of the United States and Permitted Liens, and with respect to the property subject to the leases, surface use agreements and access agreements, the respective lessors and owners; (iv) timely pay all required federal claim maintenance fees, and timely record and file in the appropriate county and federal offices adequate affidavits and notices of timely payment of such fees, and amend, relocate, and locate new mining claims with respect to those unpatented mining claims as reasonably necessary to protect AUC’s interest in the Real Property; and (v) timely make all payments and perform all obligations to prevent the forfeiture or termination of any portion of the Real Property. AUC shall not abandon all or any portion of the Real Property or forfeit, surrender or release any lease, sublease, operating agreement or other agreement or instrument comprising or affecting the Real Property without UEC’s consent.

5.3          Key Regulatory Approvals.

(a)	The Pacific Road Funds shall cause the Companies to use commercially reasonable efforts to prepare, file and diligently pursue until received the Key Regulatory Approvals required to be obtained by the Pacific Road Funds. The Pacific Road Funds shall keep UEC reasonably informed regarding the status of such approvals, and UEC, its representatives and counsel shall have the right to provide input into any applications for approval and related correspondence, which input will be considered by the Pacific Road Funds, acting reasonably. UEC covenants that it shall cooperate with the Pacific Road Funds with respect to such Key Regulatory Approvals.

(b)	UEC shall use commercially reasonable efforts to prepare, file and diligently pursue until received the Key Regulatory Approvals required to be obtained by UEC and including, without limitation, the NRC Approval. UEC shall keep the Pacific Road Funds reasonably informed regarding the status of such approvals, and the Pacific Road Funds, its representatives and counsel shall have the right to provide input into any applications for approval and related correspondence, which input will be considered by UEC, acting reasonably. The Pacific Road Funds covenant that they shall cooperate with UEC with respect to such Key Regulatory Approvals.

5.4          Approved Distribution. The Pacific Road Funds shall cause the Companies and AUC, as applicable, to complete one or more upstream distributions (for each such entity, either as a dividend or as a return on capital) that result in a distribution to the shareholders of RCHI (either as a dividend or as a return on capital) of no greater than $2,000,000 (the “Approved Distribution”) prior to the Closing.

5.5          Company Records. Upon Closing, the Pacific Road Funds shall deliver, or cause the Companies to deliver to or at the direction of UEC, all corporate records and books of account of the Companies and including, without limiting the generality of the foregoing, a copy of all minute books, share register books and share certificate books of the Companies.

5.6          Access.

(a)	The Companies shall, through the Closing Date, upon reasonable notice and during normal business hours:

(i)	make available in the Data Room for inspection by the counsel, auditors and representatives of UEC, all of the Companies’ respective books, records, contracts, documents, correspondence and other written materials, and afford such Persons every reasonable opportunity to make copies thereof and take extracts therefrom at the sole cost of UEC;

(ii)	authorize and permit such Persons at the risk and the sole cost of UEC, and only if such Persons do not unduly interfere in the operations of the Companies, to attend at all of its respective places of business and operations to observe the conduct of its business and operations, inspect its properties and assets and make physical counts of its inventories, shipments and deliveries; and

(iii)	require the Companies’ management personnel to respond to all reasonable inquiries concerning the business, Liabilities, assets, and the conduct of its business.

(b)	UEC shall, for a period of at least five business days prior to the Closing Date, upon reasonable notice and during normal business hours:

(i)	make available for inspection by the counsel, auditors and representatives of the Pacific Road Funds and the Companies, at such location as is appropriate, all of UEC’s books, records, contracts, documents, correspondence and other written materials, and afford such Persons every reasonable opportunity to make copies thereof and take extracts therefrom at the sole cost of the Pacific Road Funds and the Companies; provided such Persons do not unduly interfere in the operations of UEC;

(ii)	authorize and permit such Persons at the risk and the sole cost of the Pacific Road Funds and the Companies, and only if such Persons do not unduly interfere in the operations of UEC, to attend at all of its places of business and operations to observe the conduct of its business and operations, inspect its properties and assets and make physical counts of its inventories, shipments and deliveries; and

(iii)	require UEC’s management personnel to respond to all reasonable inquiries concerning UEC’s business assets or the conduct of its business relating to its Liabilities and obligations.

5.7          Notice. The Selling Stockholders shall notify UEC, and UEC shall notify the Selling Stockholders, promptly and in writing, upon any representation or warranty made by it contained in this Agreement becoming incorrect prior to Closing, or of any breach by it of any covenant prior to the Closing. Any such written notice shall set out particulars of the untrue or incorrect representation or warranty, or breached covenant, and details of any actions being taken by the Selling Stockholders or UEC, as the case may be, to rectify the incorrectness. No such notice, or the Closing of the transaction contemplated by this Agreement notwithstanding such notice, will relieve a Party of any right, remedy or obligation provided for in this Agreement.

5.8          Books and Records.           In order to facilitate the resolution of any claims made against or incurred by the Companies after the Closing, or for any other reasonable purpose, for a period of seven years following the Closing, Selling Stockholders shall use commercially reasonable efforts to: (i) in accordance with their records retention policies, retain, preserve and maintain and cause their Affiliates to retain, preserve and maintain all books and records (whether or not recorded on computer or computer related media) all books and records (including personnel files) and financial information of Selling Stockholder that relate to the Companies for periods prior to the Closing; and (ii) upon reasonable notice, afford the Representatives of UEC reasonable access (including the right to make, at UEC’s expense, photocopies), during normal business hours, to such books and records and financial information, it being agreed that this covenant shall not require any Selling Stockholder to preserve its existence.

5.9          Tax Cooperation. The Parties shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. UEC shall cause the Companies to duly and timely make or prepare all Tax Returns required to be made or prepared by it and to duly and timely file all Tax Returns required to be filed by it for any period which ends on or before the Closing Date and for which Tax Returns have not been filed as of such date, provided that the filing deadline is more than 30 business days after the Closing Date; provided that, for any Tax Returns for any period which ends on or before the Closing Date that are due within 30 business days after the Closing Date, the Selling Stockholders shall prepare, and UEC shall cause the Companies to duly and timely file all such Tax Returns. UEC shall also cause the Companies to duly and timely make or prepare all Tax Returns required to be made or prepared by it and to duly and timely file all Tax Returns required to be filed by it for periods beginning before and ending after the Closing Date. UEC, with respect to the above Tax Returns required to be prepared by the Selling Stockholders, and the Selling Stockholders with respect to the above Tax Returns required to be prepared by the Selling Stockholders, shall have a right to review, 30 days prior to the applicable filing deadline, any Tax Returns of the Companies prepared by the other party as described above, and to comment on such Tax Returns, no later than fifteen days after being provided with drafts by the other party, and each of UEC and the Selling Stockholders, respectively agree, acting reasonably, to consider whether to make any changes to such Tax Returns requested by the other party(acting reasonably). Such cooperation and information shall include, but not be limited to, providing copies of relevant Tax Returns or portions thereof, together with related work papers, schedules and all material documents relating to rulings or other determinations by the applicable Governmental Authorities and any forms, certificates and other information related to applicable tax treaty compliance and qualifying for applicable tax treaty benefits. The Parties shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this section 5.9. To the extent in their possession, each of Selling Stockholders and UEC shall retain all Tax Returns, schedules and work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters of the Companies for any taxable period that includes the Closing Date and for all prior taxable periods until the later of: (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions; or (ii) six years following the due date (without extension) for such Tax Returns. Any information obtained under this section 5.9 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding. The Selling Stockholders and UEC further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

5.10          Pre-Closing Expense Reimbursement. The Selling Stockholders agree to cause AUC to issue to UEC, on a monthly basis following the Effective Date, an invoice in respect of all expenses incurred by AUC following the Effective Date (collectively, the “Reimbursable Expenses”), including all fees, costs and expenses incurred by AUC in the ordinary course of business, consistent with past practice, including all Trade Accounts Payable, payroll expenses, benefits expenses, operating costs, capital expenses, Permit fees and expenses and lease costs, other than: (i) any fees, costs and expenses relating to any indebtedness for borrowed money; (ii) any Transaction Fees of any of the Companies or the Selling Stockholders; and (iii) any Tax liabilities of the Companies or any Selling Stockholders. On the Closing Date, UEC shall reimburse AUC for all such Reimbursable Expenses. AUC shall provide UEC with access to its books and records and make available for inspection or provide copies of all third party invoices and other evidence of the incurrence of all invoiced Reimbursable Expenses.

5.11          Exercise of BHI Drag. Prior to May 31, 2017, the Pacific Road Funds shall provide notice to BHI of the exercise their rights under Section 5.8 of the Shareholders Agreement and use commercially reasonable efforts to cause BHI to take all actions required by Section 5.8(b) of the Shareholders Agreement and, specifically, to execute the counterpart signature page to this Agreement attached hereto as Schedule D (the “BHI Counterpart Signature Page”). If BHI has not executed and delivered to UEC the BHI Counterpart Signature Page by May 31, 2017, the Pacific Road Funds shall: (i) exercise their rights as attorney-in-fact for BHI pursuant to Section 5.8(d) of the Shareholders Agreement, and shall execute and deliver to UEC, for and on behalf of BHI, the BHI Counterpart Signature page; and (ii) use commercially reasonable efforts take all other actions necessary to secure BHI’s obligations under this Agreement and Section 5.8 of the Shareholders Agreement.

5.12          Title Curative Actions. Prior to the Closing, Selling Stockholders shall take the actions set forth on Schedule O, Part A and Part B to the satisfaction of UEC.

Article 6
CONDITIONS PRECEDENT TO CLOSING

6.1          Parties’ conditions precedent. The obligations of the Parties to complete the purchase of the Purchased Shares under this Agreement are subject to the satisfaction of, or compliance with, at or before the time of Closing:

(a)	the Key Regulatory Approvals shall have been obtained; and

(b)	no action or proceeding at law or in equity shall be pending by any Governmental Authority or Person to enjoin or prohibit the purchase or transfer of any of the Purchased Shares contemplated by this Agreement or the right of the Selling Stockholders to dispose of any of the Purchased Shares.

6.2          Parties’ waiver of conditions precedent. The conditions precedent set forth in section 6.1 hereinabove are for the exclusive benefit of each of the Parties hereto and may be waived by each or any of the Parties in writing and in whole or in part at any time on or prior to the Closing Date.

6.3          Selling Stockholders’ conditions precedent. The obligations of the Selling Stockholders to complete the sale of the Purchased Shares are subject to the satisfaction of, or compliance with, at or before the time of Closing, each of the following conditions precedent:

(a)	all of the representations and warranties of UEC made in or pursuant to this Agreement shall be true and correct as at the time of Closing, except as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted by this Agreement, and extent that the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, would not have a material adverse effect on UEC (disregarding for this purpose any materiality or material adverse effect qualifiers contained in such representations and warranties), and the Selling Stockholders shall have received a certificate from a senior officer of UEC confirming to his or her knowledge (after due inquiry), and without personal liability, the truth and correctness of such representations and warranties;

(b)	UEC shall have performed or complied with, in all material respects, all its obligations and covenants under this Agreement to be performed by it prior to Closing, and the Selling Stockholders shall have received a certificate from a senior officer of UEC confirming to his or her knowledge (after due inquiry), and without personal liability, such performance or compliance, as the case may be;

(c)	UEC shall have complied with all applicable securities Laws in connection with the issuance of the Shares to the Selling Stockholders on or before the Closing Date;

(d)	at the time of Closing, Amir Adnani shall be the Chief Executive Officer of UEC;

(e)	the PR Pre-Closing Reorganization shall have been completed; and

(f)	the Approved Distribution shall have been completed.

6.4          Selling Stockholders’ waiver of conditions precedent. The conditions precedent set forth in section 6.3 hereinabove are for the exclusive benefit of each of the Selling Stockholders and the Companies and may be waived by any one of the Pacific Road Funds (on behalf of all Selling Stockholders) in writing, and in whole or in part, at any time after the Effective Date and prior to the Closing Date.

6.5          UEC’s conditions precedent. The obligations of UEC to complete the purchase of the Purchased Shares are subject to the satisfaction of, or compliance with, at or before the time of Closing, each of the following conditions precedent:

(a)	all of the representations and warranties of the Selling Stockholders made in or pursuant to this Agreement shall be true and correct as at the time of Closing, except as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted by this Agreement (including, for certainty, the PR Pre-Closing Reorganization), and except to the extent that the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, would not have a material adverse effect on the Companies (disregarding for this purpose any materiality or material adverse effect qualifiers contained in such representations and warranties), and UEC shall have received a certificate from a senior officer of each Selling Stockholder confirming to his or her Knowledge, and without personal liability, the truth and correctness of such representations and warranties;

(b)	the Selling Stockholders shall have performed or complied with, in all material respects, all their respective obligations and covenants under this Agreement to be performed by it prior to Closing, and UEC shall have received a certificate from a senior officer of each Selling Stockholder confirming to his or her Knowledge, and without personal liability, such performance or compliance, as the case may be;

(c)	the Approved Distribution shall have been completed and UEC shall have received evidence satisfactory to it that, following such Approved Distribution, the Companies shall have a positive net working capital position after consideration of any other financial obligations that may arise as a result of the Transaction; and

(d)	UEC shall have received the executed BHI Counterpart Signature Page.

6.6          UEC’s waiver of conditions precedent. The conditions precedent set forth in section 6.5 hereinabove are for the exclusive benefit of UEC and may be waived by UEC in writing, and in whole or in part, at any after the Effective Date and prior to the Closing Date.

Article 7
CLOSING AND EVENTS OF CLOSING

7.1          Closing and Closing Date. The closing (the “Closing”) of the purchase and sale of the Purchased Shares, as contemplated in the manner as set forth in Article 2 hereinabove, together with all of the transactions contemplated by this Agreement, shall occur on such day which is five calendar days following the receipt of the NRC Approval (the “Closing Date”), or on such earlier or later Closing Date as may be agreed to in advance and in writing by each of the Parties hereto, and shall be closed, in each such instance, at the offices of McMillan LLP, Lawyers – Patent & Trade Mark Agents, located at 1500 Royal Centre, 1055 West Georgia Street, Vancouver, British Columbia, Canada, V6E 4N7, at 2:00 p.m. (Vancouver time) on the Closing Date.

7.2          Documents to be delivered by the Selling Stockholders at the Closing. On the Closing Date, and in addition to the documentation which is required by this Agreement and conditions precedent which are set forth hereinabove, the Selling Stockholders shall also execute and deliver, or cause to be delivered, to UEC the following materials:

(a)	the certificates contemplated by section 6.5(a) and 6.5(b);

(b)	a certified copy of resolutions of each of the Selling Stockholders approving the terms and conditions of this Agreement and the transactions contemplated hereby;

(c)	certificate(s) representing the Purchased Shares registered in the name of the Selling Stockholders duly endorsed for transfer to UEC or accompanied by irrevocable stock powers transferring the Purchased Shares to UEC;

(d)	a certificate representing the Purchased Shares registered in the name of UEC; and

(e)	a certified copy of the resolutions of the Board of Directors of RCHI authorizing the transfer by the Selling Stockholders to UEC of the Purchased Shares.

7.3          Documents to be delivered by UEC prior to the Closing Date. On the Closing Date, and in addition to the documentation which is required by the agreements and conditions precedent which are set forth hereinabove, UEC shall also execute and deliver, or cause to be delivered, to the Selling Stockholders the following materials:

(a)	the certificates contemplated by section 6.3(a) and 6.3(b);

(b)	a certified copy of the resolutions of the directors of UEC providing for the approval of all of the transactions contemplated hereby;

(c)	certificates representing the Acquisition Shares and Acquisition Warrants issued and registered in the names of the Selling Stockholders as notified by the Selling Stockholders to UEC prior to Closing in accordance with sections 2.2 and 2.3 hereinabove;

(d)	the NPI Royalty and related property documentation to register the NPI Royalty on title to the Reno Creek Project, such documentation to be in form and substance set forth in Schedule K attached hereto; and

(e)	the Registration Rights Agreement.

Article 8
CONFIDENTIALITY

8.1          Public announcements. The Parties shall jointly plan and co-ordinate any public notices, press releases, and any other publicity concerning the transactions contemplated by this Agreement and no Party shall act in this regard without the prior approval of the other, such approval not to be unreasonably withheld, unless such disclosure is required to meet timely disclosure obligations of any Party under Laws or stock exchange rules in circumstances where prior consultation with the other Party is not practicable and a copy of such disclosure is provided to the other Party at such time as it is made available to the regulatory authority.

8.2          Confidential Information. Each Party hereto acknowledges that any and all information which a Party may obtain from, or have disclosed to it, about the other Parties constitutes valuable trade secrets and proprietary confidential information of the other Parties (collectively, the “Confidential Information”). No such Confidential Information shall be published by any Party without the prior written consent of the other Parties hereto, however, such consent in respect of the reporting of factual data shall not be unreasonably withheld, and shall not be withheld in respect of information required to be publicly disclosed pursuant to applicable securities or corporation Laws. Furthermore, each Party hereto undertakes not to disclose the Confidential Information to any third party without the prior written approval of the other Parties and to ensure that any third party to which the Confidential Information is disclosed shall execute an agreement and undertaking on the same terms as contained herein.

8.3          Impact of breach of confidentiality. The Parties hereto acknowledge that the Confidential Information is important to the respective businesses of each of the Parties and that, in the event of disclosure of the Confidential Information, except as authorized hereunder, the damage to each of the Parties hereto, or to either of them, may be irreparable. For the purposes of the foregoing sections the Parties recognize and hereby agree that a breach by any of the Parties of any of the covenants therein contained would result in irreparable harm and significant damage to each of the other Parties that would not be adequately compensated for by monetary award. Accordingly, the Parties agree that in the event of any such breach, in addition to being entitled as a matter of right to apply to a Court of competent equitable jurisdiction for relief by way of restraining order, injunction, decree or otherwise as may be appropriate to ensure compliance with the provisions hereof, any such Party shall also be liable to the other Parties, as liquidated damages, for an amount equal to the amount received and earned by such Party as a result of and with respect to any such breach. The Parties also acknowledge and agree that if any of the aforesaid restrictions, activities, obligations or periods are considered by a Court of competent jurisdiction as being unreasonable, the Parties agree that said Court shall have authority to limit such restrictions, activities or periods as the Court deems proper in the circumstances. In addition, the Parties further acknowledge and agree that all restrictions or obligations in this Agreement are necessary and fundamental to the protection of the respective businesses of each of the Parties and are reasonable and valid, and all defenses to the strict enforcement thereof by either of the Parties are hereby waived by the other Parties.

8.4          Termination of Confidentiality Agreement. The Parties agree that the Confidentiality Agreement is terminated and of no further force or effect.

Article 9
ASSIGNMENT AND VARIATIONS

9.1          Assignment. Except as provided herein, no Party hereto may sell, assign, pledge or mortgage or otherwise encumber all or any part of its respective interest herein without the prior written consent all of the other Parties hereto, except that the Pacific Road Funds may, from time to time, assign any and all rights and obligations under this Agreement to a Pacific Road Entity in connection with the PR Pre-Closing Reorganization and, upon any such assignment, the assigning Pacific Road Fund shall be relieved of any and all obligations under this Agreement.

9.2          Amendment. This Agreement and any provision thereof may only be amended in writing and only by duly authorized signatories of each of the respective Parties hereto.

Article 10
ARBITRATION

10.1       Matters for Arbitration. The Parties hereto agree that all questions or matters in dispute with respect to this Agreement shall be submitted to arbitration pursuant to the terms hereof.

10.2       Notice. It shall be a condition precedent to the right of any Party to submit any matter to arbitration pursuant to the provisions hereof that any Party intending to refer any matter to arbitration shall have given not less than five calendar days’ prior written notice of its intention to do so to the other Parties together with particulars of the matter in dispute. On the expiration of such five calendar days the Party who gave such notice may proceed to refer the dispute to arbitration as provided in section 10.3 hereinbelow.

10.3       Appointments. The Party desiring arbitration shall appoint one arbitrator, and shall notify the other Parties of such appointment, and the other Parties shall, within five calendar days after receiving such notice, appoint an arbitrator, and the two arbitrators so named, before proceeding to act, shall, within five calendar days of the appointment of the last appointed arbitrator, unanimously agree on the appointment of a third arbitrator, to act with them and be chairman of the arbitration herein provided for. If the other Parties shall fail to appoint an arbitrator within five calendar days after receiving notice of the appointment of the first arbitrator, or if the two arbitrators appointed by the Parties shall be unable to agree on the appointment of the chairman, the chairman shall be appointed under the provisions of the Arbitration Act. Except as specifically otherwise provided in this section, the arbitration herein provided for shall be conducted in accordance with such Arbitration Act. The chairman, or in the case where only one arbitrator is appointed, the single arbitrator, shall fix a time and place in Vancouver, British Columbia, Canada, for the purpose of hearing the evidence and representations of the Parties, and he shall preside over the arbitration and determine all questions of procedure not provided for under such Arbitration Act or this section. After hearing any evidence and representations that the Parties may submit, the single arbitrator, or the arbitrators, as the case may be, shall make an award and reduce the same to writing, and deliver one copy thereof to each of the Parties. The expense of the arbitration shall be paid as specified in the award.

10.4       Award. The Parties hereto agree that the award of a majority of the arbitrators, or in the case of a single arbitrator, of such arbitrator, shall be final and binding upon each of them.

Article 11
TERMINATION

11.1       Termination. This Agreement may be terminated at any time:

(a)	by agreement in writing by each of UEC and any Pacific Road Fund (which Pacific Road Fund has the full right and authority to act for all Selling Stockholders hereunder, and each reference in this section 11.1 to an action by any single Pacific Road Fund shall be deemed to be the action of all Selling Stockholders);

(b)	by UEC and any Pacific Road Fund, if the Closing has not occurred on or before July 31, 2017 (the “Outside Date”) unless otherwise extended by mutual agreement of all Parties; provided that if the NRC Approval has not been obtained, then either UEC or any Pacific Road Fund may elect, upon written Notice to the other Parties from time to time (in minimum increments of 15 days), to extend the Outside Date to a date no later than October 31, 2017; and provided further that neither UEC or any Pacific Road Fund may terminate this Agreement under this section 11.1(b) if UEC (in the case of UEC exercising the termination right) or the Selling Stockholders (in the case of any Pacific Road Fund exercising the termination right) is in material breach of this Agreement so as to cause or result in the failure of the Closing to occur by the Outside Date;

(c)	by UEC if any of the conditions in Article 6 in its favour are incapable of being satisfied on or before the Outside Date and UEC has not waived such condition at or prior to the time of Closing; provided that UEC may not terminate this Agreement under this section 11.1(c) to the extent that such conditions have not been satisfied as a result of the failure of UEC to perform any one or more of its obligations or covenants under this Agreement that are to be performed at or prior to the Closing; or

(d)	by a Pacific Road Fund if any of the conditions in Article 6 in the favour of the Selling Stockholders are incapable of being satisfied on or before the Outside Date and a Pacific Road Fund has not waived such condition at or prior to the time of Closing; provided that no Pacific Road Fund may terminate this Agreement under this section 11.1(d) to the extent that such conditions have not been satisfied as a result of the failure of any Selling Stockholder to perform any one or more of its obligations or covenants under this Agreement that are to be performed at or prior to the Closing;

and in such event, this Agreement shall be terminated and be of no further force and effect other than the obligations under Article 8, Article 10, Article 12 and Article 14 herein.

Article 12
Indemnification

12.1       Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until December 15, 2017 (except that any bona fide claims asserted in writing in good faith, with reasonably specificity (to the extent known at such time) prior to December 15, 2017 shall not thereafter be barred by the expiration of such survival period and shall survive until finally resolved). Covenants shall survive the Closing.

12.2       Selling Stockholders’ Indemnification. Subject to the other terms and conditions of this Article 12, the Selling Stockholders shall severally, and not jointly and severally, indemnify UEC, the Companies, and the respective Affiliates of UEC and the Companies against, and shall hold UEC, the Companies, and the respective Affiliates of UEC and the Companies harmless from and against, any and all Losses incurred or sustained by, or imposed upon, UEC, the Companies, and the respective Affiliates of UEC and the Companies, based upon, arising out of, with respect to or by reason of:

(a)	any inaccuracy in or breach of any of the representations or warranties of the Selling Stockholders contained in Article 3; or

(b)	any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Selling Stockholders or their Affiliates pursuant to this Agreement.

12.3       UEC’s Indemnification. Subject to the other terms and conditions of this Article 12, UEC shall indemnify the Selling Stockholders and their respective Affiliates against, and shall hold Selling Stockholders and their respective Affiliates harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Selling Stockholders and their respective Affiliates, based upon, arising out of, with respect to or by reason of:

(a)	any inaccuracy in or breach of any of the representations or warranties of UEC contained in this Agreement; or

(b)	any breach or non-fulfillment of any covenant, agreement or obligation to be performed by UEC pursuant to this Agreement.

12.4       Limitations. The indemnifications provided for in this Article 12 shall be subject to the following provisions:

(a)	The Selling Stockholders shall not be liable for indemnification under this Article 12 until the aggregate amount of all Losses in respect of indemnification under section 12.2 exceeds US$200,000 (the “Deductible Amount”), in which event the Selling Stockholders shall only be required to pay or be liable for Losses in respect of such claims in excess of the Deductible Amount. In addition, the Selling Stockholders shall not be required to pay any amount with respect to any individual Loss of less than US$10,000 (the “De Minimis Amount”). The foregoing Deductible Amount and De Minimis Amount shall not be applicable, however, in respect of claims for Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Fundamental Representation or any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Selling Stockholders or their Affiliates pursuant to this Agreement;

(b)	UEC shall not be liable for indemnification under this Article 12 until the aggregate amount of all Losses in respect of indemnification under section 12.3 exceeds the Deductible Amount, in which event UEC shall only be required to pay or be liable for Losses in respect of such claims in excess of the Deductible Amount. In addition, UEC shall not be required to pay any amount with respect to any individual Loss of less than the De Minimis Amount. The foregoing Deductible Amount and De Minimis Amount shall not be applicable, however, in respect of claims for Losses based upon, arising out of, with respect to or by reason of any breach of any UEC Fundamental Representation or non-fulfillment of any covenant, agreement or obligation to be performed by UEC pursuant to this Agreement;

(c)	The aggregate amount of all Losses for which the Selling Stockholders shall be liable pursuant to:

(i)	section 12.2(a) (other than those Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of the Fundamental Representations) shall not exceed US$4,000,000, provided that the Selling Stockholders may satisfy in full (and without further recourse) any obligations arising under section 12.2(a) by delivery to UEC of: (1) cash; (2) up to 2,844,950 Acquisition Shares, valued as of the date written notice of a Third Party Claim or a Direct Claim is given by the Indemnified Party pursuant to Section 12.9 (and for clarification, if the value as of the date written notice is provided is greater than the Deemed Issuance Price per Acquisition Share, proportionately fewer Acquisition Shares would need to be delivered in satisfaction of the Selling Stockholders’ indemnification obligations); or (3) any combination thereof; provided, that, for certainty, notwithstanding the deemed value of the Acquisition Shares in (2) above, where the Selling Stockholders have delivered an aggregate of 2,844,950 Acquisition Shares in satisfaction of obligations arising under section 12.2(a), the Selling Stockholders shall have no further liability in respect of such obligations; and

(ii)	section 12.2(a), for Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of the Fundamental Representations, and section 12.2(b), shall not exceed a dollar amount (the “Fundamental Cap”) equal to the aggregate Acquisition Consideration held by the Selling Stockholders as of the date written notice of a Third Party Claim or a Direct Claim is given by the Indemnified Party pursuant to Section 12.9 (the “Held Acquisition Consideration”), it being understood that the Selling Stockholders may satisfy in full any obligations under section 12.2(a), and section 12.2(b) by delivery to UEC of any combination of the following, up to the value of the Fundamental Cap: (1) cash; or (2) the Held Acquisition Consideration (with Acquisition Consideration being delivered in fulfillment of this obligation in the following order: first, Acquisition Shares, second, Acquisition Warrants, and third, the NPI Royalty).

(d)	The aggregate amount of all Losses for which UEC shall be liable pursuant to:

(i)	section 12.3(a) (other than those Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of the UEC Fundamental Representations) shall not exceed US$4,000,000; and

(ii)	section 12.3(a), for Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of the UEC Fundamental Representations and 12.3(b) shall not exceed the Fundamental Cap.

Notwithstanding the foregoing, the Deductible and the limitations on liability set forth in this section 12.4 shall not be applicable in respect of claims for Losses based upon, arising out of, with respect to or by reason of any claim made under this Agreement which is based upon, or relates to, in any manner whatsoever intentional misconduct, intentional misrepresentation or fraud by the Indemnifying Party (and no such claim shall be counted towards the Deductible of such Party, as applicable).

12.5       Insurance. Payments by an Indemnifying Party in respect of any Loss shall be limited to the amount of any Liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the Indemnified Party in respect of any such claim, including, for certainty, insurance maintained by the Companies (and, in particular, the Environmental Impairment Liability insurance with Admiral Insurance Company maintained by AUC), but not any insurance proceeds that may be available to an Indemnified Party from representations and warranty insurance acquired by such Indemnified Party.

12.6       Mitigation of Losses. Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

12.7       Adjustments to Purchase Price. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

12.8       Exclusive Remedy. The Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation or warranty or covenant set forth herein (other than claims arising from intentional misconduct, intentional misrepresentation, or fraud) shall be pursuant to the indemnification provisions set forth in this Article 12. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty or covenant set forth herein it may have against the other Parties hereto and their Affiliates and each of their respective Representatives, arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article 12. Nothing in this section 12.8 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to this Agreement.

12.9       Indemnification Procedures.

(a)	Third-Party Claims. If any indemnified Party (an “Indemnified Party”) receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the indemnifying Party (the “Indemnifying Party”) is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to section 12.9(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof, and the fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party: (i) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (ii) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defence of such Third Party Claim, the Indemnified Party may, subject to section 12.9(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. The Parties shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of section 5.8) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b)	Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this section 12.9(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to section 12.9(b), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)	Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 60 days after its receipt of such notice to respond in writing to such Direct Claim. During such 60-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to Marigold’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request, provided that under no circumstances shall Indemnifying Parties have any right to receive, be granted access to, or otherwise be granted rights as to any communications, files, documents, records or accounts that, in the sole discretion of the Indemnified Parties, may be subject to attorney-client or other legal privileges. If the Indemnifying Party does not so respond within such 60-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Article 13
NOTICE

13.1       Notice. Each notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be sent by prepaid registered mail deposited in a post office addressed to the Party entitled to receive the same, or delivered to such Party, at the address for such Party specified above. The date of receipt of such notice, demand or other communication shall be the date of delivery thereof if delivered, or, if given by registered mail as aforesaid, shall be deemed conclusively to be the third calendar day after the same shall have been so mailed, or 15 calendar days in the case of an addressee with an address for service in a country other than a country in which the Party giving the notice, demand or other communication resides, except in the case of interruption of postal services for any reason whatsoever, in which case the date of receipt shall be the date on which the notice, demand or other communication is actually received by the addressee.

13.2       Change of Address. Either Party may at any time and from time to time notify the other Parties in writing of a change of address and the new address to which notice shall be given to it thereafter until further change.

Article 14
GENERAL PROVISIONS

14.1       Entire Agreement. This Agreement constitutes the entire agreement to date between the Parties hereto and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the Parties hereto with respect to the subject matter of this Agreement.

14.2       Inurement. This Agreement shall inure to the benefit of and shall be binding upon the Parties hereto, their respective heirs, executors, administrators and assigns.

14.3       Schedules. The Schedules to this Agreement are hereby incorporated by reference into this Agreement in its entirety.

14.4       Time of the Essence. Time shall be of the essence of this Agreement.

14.5       Applicable Law. The situs of this Agreement is Vancouver, British Columbia, Canada, and for all purposes this Agreement shall be governed exclusively by and construed and enforced in accordance with the Laws and courts prevailing in the Province of British Columbia, Canada, together with the federal Laws of Canada applicable therein. With respect to all matters affecting the Real Property, the Laws of the State of Wyoming, U.S.A., together with the federal Laws of the United States applicable therein, will apply.

14.6       Further Assurances. The Parties hereto hereby, jointly and severally, covenant and agree to forthwith, upon request, execute and deliver, or cause to be executed and delivered, such further and other deeds, documents, assurances and instructions as may be required by the Parties hereto or their respective counsel in order to carry out the true nature and intent of this Agreement.

14.7       Invalid Provisions. If any provision of this Agreement is at any time unenforceable or invalid for any reason it shall be severable from the remainder of this Agreement and, in its application at that time, this Agreement shall be construed as though such provision was not contained herein and the remainder shall continue in full force and effect and be construed as if this Agreement had been executed without the invalid or unenforceable provision.

14.8       Currency. Unless otherwise stipulated, all payments required to be made pursuant to the provisions of this Agreement and all money amount references contained herein are in lawful currency of the United States.

14.9       Severability and Construction. Each Article, section, paragraph, term and provision of this Agreement, and any portion thereof, shall be considered severable, and if, for any reason, any portion of this Agreement is determined to be invalid, contrary to or in conflict with any applicable present or future Law in a final unappealable ruling issued by any court, agency or tribunal with valid jurisdiction in a proceeding to any of the Parties hereto is a party, that ruling shall not impair the operation of, or have any other effect upon, such other portions of this Agreement as may remain otherwise intelligible (all of which shall remain binding on the Parties and continue to be given full force and agreement as of the date upon which the ruling becomes final).

14.10     Captions. The captions, section numbers, Article numbers and Schedule numbers appearing in this Agreement are inserted for convenience of reference only and shall in no way define, limit, construe or describe the scope or intent of this Agreement nor in any way affect this Agreement.

14.11     Counterparts. This Agreement may be signed by the Parties hereto in as many counterparts as may be necessary and may be delivered by facsimile or other electronic means, each of which so signed being deemed to be an original, and such counterparts together shall constitute one and the same instrument and, notwithstanding the date of execution, shall be deemed to bear the Effective Date as set forth on the front page of this Agreement.

14.12     Consents and Waivers. No consent or waiver expressed or implied by either Party hereto in respect of any breach or default by any other Party in the performance by such other of its obligations hereunder shall:

(a)	be valid unless it is in writing and stated to be a consent or waiver pursuant to this section;

(b)	be relied upon as a consent to or waiver of any other breach or default of the same or any other obligation;

(c)	constitute a general waiver under this Agreement; or

(d)	eliminate or modify the need for a specific consent or waiver pursuant to this section in any other or subsequent instance.

[The remainder of this page has been intentionally left blank.
The signatures are contained on the immediately following page.]

Each of the Parties hereto has hereunto set its seal by the hand of its duly authorized signatory as of the Effective Date as set forth on the front page of this Agreement.

PACIFIC ROAD CAPITAL A PTY LTD., as trustee for PACIFIC ROAD RESOURCES FUND A /s/ Michael H. Stirzaker	) ) ) ) ) ) )	Purchased Shares to sell: 6,915,041 (C/S)
Authorized Signatory	)
)
PACIFIC ROAD CAPITAL B PTY LTD., as trustee for PACIFIC ROAD RESOURCES FUND B /s/ Michael H. Stirzaker	) ) ) ) ) ) )	Purchased Shares to sell: 6,915,041 (C/S)
Authorized Signatory	)
)
PACIFIC ROAD HOLDINGS S.A.R.L. /s/ Michael H. Stirzaker	) ) ) ) ) ) )	Purchased Shares to sell: 55,807,815 (C/S)
Authorized Signatory	)
)
)
URANIUM ENERGY CORP. /s/ Amir Adnani	) ) ) ) ) )	(C/S)
Authorized Signatory	)

__________

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